UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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McCormick & Company, Incorporated

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McCORMICK & COMPANY, INCORPORATED

18 Loveton Circle

Sparks, Maryland 21152

Notice of Annual Meeting

and

Proxy Statement

February 16, 2010

I am pleased to invite you to attend this year’s Annual Meeting of Stockholders, which will be held on Wednesday, March 31, 2010, at the Hunt Valley Inn, 245 Shawan Road, Hunt Valley, Maryland 21031.

The meeting will start promptly at 10:00 a.m. Please arrive as early as 9:00 a.m. to enjoy tea and coffee and visit with friends.

I appreciate your continued confidence in our Company. I look forward to seeing you at the meeting!

Best regards,

Alan D. Wilson

Chairman, President and Chief Executive Officer

McCORMICK & COMPANY, INCORPORATED

18 Loveton Circle

Sparks, Maryland 21152

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MARCH 31, 2010

The Annual Meeting of Stockholders of McCormick & Company, Incorporated will be held at the Hunt Valley Inn, 245 Shawan Road, Hunt Valley, Maryland 21031 at 10:00 a.m. on March 31, 2010, for the purpose of considering and acting upon:

(1) the election of directors from the nominees named in the proxy statement to act until the next Annual Meeting of Stockholders or until their respective successors are duly elected and qualified;

(2) the ratification of the appointment of Ernst & Young LLP as the Independent Registered Public Accounting Firm of McCormick to serve for the 2010 fiscal year; and

(3) any other matters that may properly come before such meeting or any adjournments thereof.

The Board of Directors has fixed the close of business on December 31, 2009 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting or any adjournments thereof. Only holders of Common Stock are entitled to vote. Holders of Common Stock Non-Voting are welcome to attend and participate in the Annual Meeting.

If you are a holder of Common Stock, a proxy card is enclosed. Please vote your proxy promptly by Internet, telephone or by mail as directed on the proxy card in order that your stock may be voted at the Annual Meeting.

You may revoke the proxy at any time before it is voted by submitting a later dated proxy card or by subsequently voting via Internet or telephone or by attending the Annual Meeting and voting in person.

February 16, 2010	W. Geoffrey Carpenter Vice President, General Counsel & Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE STOCKHOLDERS MEETING TO BE HELD ON MARCH 31, 2010.

The proxy statement, McCormick’s Annual Report to Stockholders, and Form 10-K for the 2009 fiscal year are available at www.proxyvote.com. These materials are also available on McCormick’s website at www.mccormickcorporation.com under “Investor Relations,” then “Financial Information,” “Proxy Materials.”

Selected Definitions

The following terms are used in the proxy statement and have the meanings noted:

Earnings Per Share (EPS) – net income divided by the total of the average number of shares of common stock and common stock equivalents (e.g., stock options) outstanding.

Exchange Act – the Securities Exchange Act of 1934, as amended.

Market Capitalization – the market price of a company, calculated by multiplying the number of shares outstanding by the price per share. Companies are usually classified as either “large cap” (market capitalization of $5 billion or more), “medium cap” (market capitalization of between $1 billion to $5 billion), or “small cap” (market capitalization of between $250 million to $1 billion), depending on their market capitalization.

Market Group – those manufacturers of food and other non-durable consumer goods listed on page 20. The Compensation Committee of the Board of Directors compares the executive compensation programs of these companies to the targeted total compensation for each position occupied by McCormick’s executive officers, including its Named Executive Officers.

Named Executive Officers – the Chief Executive Officer (“CEO”), the Chief Financial Officer (“CFO”), and the Company’s three most highly compensated executive officers, other than the CEO and CFO.

Peer Group – those manufacturers of food products listed on page 22. The Compensation Committee establishes the financial performance targets used by McCormick for its performance-based incentive plans based on an analysis of such plans offered by the Peer Group companies because they are companies with whom we compete for equity investors.

Restricted Stock Unit (RSU) – A restricted stock unit is an award equal in value to, and payable in, company stock. Company stock is not issued at the time of the grant, but is issued after the recipient of the RSU satisfies the vesting requirements. Dividends and voting rights begin only upon vesting of the RSU and issuance of the underlying stock.

Total Stockholder Return (TSR) – share price appreciation over a given period of time plus dividends paid on the shares over the same time period.

PROXY STATEMENT

GENERAL INFORMATION

This proxy statement is furnished on or about February 16, 2010 to the holders of Common Stock in connection with the solicitation by the Board of Directors of McCormick of proxies to be voted at the Annual Meeting of Stockholders or any adjournments thereof.

The shares represented by all proxies received will be voted in accordance with the instructions contained in the proxies. Any proxy given may be revoked at any time before it is voted by submitting a later dated proxy card, or by subsequently voting via Internet or telephone or by attending the Annual Meeting and voting in person. Such right of revocation is not limited or subject to compliance with any formal procedure. Attending the Annual Meeting will not automatically revoke a stockholder’s prior Internet or telephone vote or the stockholder’s proxy. The cost of the solicitation of proxies will be borne by McCormick. In addition to the solicitation of proxies by use of the mails, officers and employees of McCormick may solicit proxies by telephone, electronic mail or personal interview. We also may request brokers and other custodians, nominees, and fiduciaries to forward proxy soliciting material to the beneficial owners of shares held of record by such persons, and McCormick may reimburse them for their expenses in so doing.

At the close of business on December 31, 2009, there were 12,400,370 shares of Common Stock outstanding, which constitute all of the outstanding voting shares of McCormick. Except for certain voting limitations imposed by the Charter on beneficial owners of 10% or more of the outstanding shares of Common Stock, each share of Common Stock is entitled to one vote. Only holders of record of shares of Common Stock at the close of business on December 31, 2009 will be entitled to vote at the Annual Meeting or any adjournments thereof.

References in this proxy statement to “Common Stock” do not refer to shares of Common Stock Non-Voting, which are not entitled to vote at the Annual Meeting or any adjournments thereof.

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PRINCIPAL STOCKHOLDERS

Set forth below is certain information on those persons known to us to beneficially own more than five percent of the Common Stock of the Company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS & MANAGEMENT

Title of Class	Name & Address of Beneficial Owner	Amount & Nature of Beneficial Ownership (1)	Percent of Class
Common Stock	McCormick 401(k) Retirement Plan 18 Loveton Circle Sparks, Maryland 21152	2,829,964 (2)	22.8%
Common Stock	Robert J. Lawless c/o McCormick & Company, Inc. 18 Loveton Circle Sparks, Maryland 21152	1,222,797 (3)	9.2%
Common Stock	Harry K. Wells P.O. Box 409 Riderwood, Maryland 21139	1,043,246 (4)	8.4%

(1)	All shares beneficially owned as of December 31, 2009.
(2)

The plan is not the beneficial owner of the shares of Common Stock for purposes of the voting limitations described in our Charter. Each plan participant has the right to vote all shares of Common Stock allocated to such participant’s plan account. The plan’s Investment Committee possesses investment discretion over the shares of Common Stock, except that, in the event of a tender offer, each participant of the plan is entitled to instruct the Investment Committee as to whether to tender Common Stock allocated to such participant’s account. The members of the Investment Committee are Paul C. Beard, Senior Vice President – Finance & Treasurer, Joyce L. Brooks, Vice President – Investor Relations, W. Geoffrey Carpenter, Vice President, General Counsel & Secretary, James E. Dunn, Jr., Vice President – Compensation & Benefits, Kenneth A. Kelly, Jr., Senior Vice President & Controller, Cecile K. Perich, Vice President – Human Relations, and Gordon M. Stetz, Jr., Executive Vice President & Chief Financial Officer.

(3)	Includes 858,481 shares which can be acquired within 60 days of December 31, 2009 pursuant to the exercise of stock options.
(4)	Shares are held in two trusts.

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CORPORATE GOVERNANCE

Corporate Governance Guidelines

McCormick has adopted Corporate Governance Guidelines, which are available on its website at www.mccormickcorporation.com under “Investor Relations,” then “Corporate Governance,” “Guidelines.” These Guidelines contain general principles regarding the function of McCormick’s Board of Directors and Board Committees. The Guidelines are reviewed on an annual basis by the Nominating/Corporate Governance Committee of the Board, which submits to the Board for approval any changes deemed desirable or necessary.

Independence of Directors

McCormick’s Corporate Governance Guidelines require that a majority of the Board of Directors be comprised of independent directors. For a director to be considered independent under the Listing Standards of the New York Stock Exchange (the “NYSE”), the Board must affirmatively determine that the director has no direct or indirect material relationship with McCormick. The NYSE’s director independence guidelines are incorporated in McCormick’s Corporate Governance Guidelines, which are used by the Board in making independence determinations. The Board has determined that the following directors are independent: John P. Bilbrey, James T. Brady, J. Michael Fitzpatrick, Freeman A. Hrabowski, III, Michael D. Mangan, Joseph W. McGrath, Margaret M.V. Preston, George A. Roche and William E. Stevens.

In connection with these independence determinations, the Board considered the following:

John P. Bilbrey is an executive officer of The Hershey Company and a commercial relationship exists between McCormick and The Hershey Company. However, the Board has determined that the commercial relationship is not material for the following reasons: (1) the payments made to McCormick by The Hershey Company are substantially less than 2% of the consolidated gross revenues of The Hershey Company; (2) Mr. Bilbrey does not participate in the negotiation of commercial transactions on behalf of The Hershey Company, nor has he been involved in the execution of any commercial transactions between McCormick and The Hershey Company since their inception; and (3) the products supplied by McCormick to The Hershey Company are readily available from other sources of supply.

Margaret M.V. Preston is a Managing Director and Regional Executive with US Trust, Bank of America Private Wealth Management – an affiliate of Bank of America Corporation – and a commercial relationship exists between Bank of America Corporation and McCormick. However, the Board has determined that the commercial relationship is not material for the following reasons: (1) McCormick has no commercial relationship with Bank of America Private Wealth Management; (2) the payments made by McCormick to Bank of America Corporation and its affiliates are substantially less than 2% of the consolidated gross revenues of Bank of America Corporation; (3) Ms. Preston is not an officer of Bank of America Corporation and does not participate in the negotiation of the commercial transactions on behalf of Bank of America Corporation; and (4) the services provided by Bank of America Corporation to McCormick are readily available from other banking institutions.

For these reasons, the Board has concluded that Mr. Bilbrey and Ms. Preston have no direct or indirect material relationship with McCormick that would preclude a determination of independence.

Board Membership

Qualification: The Board has the responsibility for nominating candidates for election to the Board and for filling vacancies on the Board as they arise. In evaluating potential candidates, the Board considers the qualifications listed in McCormick’s Corporate Governance Guidelines, including the requirement that nominees should possess the highest personal and professional ethics, integrity and values and be committed to representing the long term interests of the stockholders. Nominees are selected on the basis of their business and professional experience and qualifications, public service, diversity of background, and availability.

Stock Ownership and Service on Other Boards: It is expected that each non-executive director will acquire, within five years after his or her election to the Board, a number of shares having a value at least equal to four times the annual retainer paid to such member for service on the Board (the annual retainer is $65,000 per year). No director of the Company may serve on the boards of more than four other publicly traded companies while also serving on McCormick’s Board.

All nominees are in compliance with these Board membership requirements.

Process for Nominating Potential Director Candidates

The Nominating/Corporate Governance Committee of the Board is responsible for identifying, screening and selecting potential candidates for Board membership and for recommending qualified candidates to the full Board for nomination. In evaluating potential candidates, the Committee considers the qualifications listed in McCormick’s Corporate Governance Guidelines. From time to time, the Committee retains search firms to assist with the selection process.

The Committee also considers recommendations of potential candidates from stockholders. The Committee applies the same standards in evaluating candidates submitted by stockholders as it does in evaluating candidates submitted by other sources. Suggestions regarding potential director candidates, together with the supporting information concerning the potential candidate’s qualifications, should be submitted in writing to:

Nominating/Corporate Governance Committee McCormick & Company, Incorporated c/o Corporate Secretary, 18 Loveton Circle, Sparks, Maryland 21152

Procedure Regarding Transactions with a Related Person

McCormick maintains a written related person transactions procedure that is administered by members of McCormick’s management (as described below) and the Audit Committee of the Board. The written procedure applies to any transaction with a “related person” (defined by Item 404(a) of Regulation S-K under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) in which the Company is a participant and in which a related person has or will have a direct or indirect material interest, other than:

(a)        a transaction involving $120,000 or less when aggregated with all similar transactions;

(b)        a transaction involving compensation to a director or director nominee that is required to be reported pursuant to Item 402(k) of Regulation S-K under the Exchange Act;

(c)        a transaction involving compensation to an executive officer if (i) the executive officer is not an immediate family member of an executive officer or director of the Company, (ii) the compensation is reported pursuant to Item 402 of Regulation S-K under the Exchange Act (or would be required to be reported under such regulation if the executive were a “named executive officer” under such regulation), and (iii) the compensation was approved by the Board of Directors or the Compensation Committee;

(d)        a transaction where the related person’s interest arises from such person’s position as a director of another entity that is a party to the transaction;

(e)        a transaction where the related person’s interest arises from the direct or indirect ownership by such person and their immediate family, in the aggregate, of less than a 10% equity interest in another entity that is a party to the transaction; and

(f)        any other transaction that is not required to be disclosed pursuant to Item 404 of Regulation S-K under the Exchange Act.

The procedure provides that any actual or proposed related person transaction that is identified during McCormick’s quarterly management certification process is reviewed and analyzed by McCormick’s corporate controllership and legal staff (the “Management Reviewers”), consulting with outside counsel as appropriate. If the transaction in question is determined to be a related person transaction, but (i) it is not material to the Company, and/or (ii) the commercial terms are consistent with the commercial terms of comparable arm’s length transactions with unrelated third parties, the Management Reviewers shall refer the proposed transaction to the Chief Executive Officer (“CEO”) and Chief Financial Officer (“CFO”) for review and appropriate disposition, in their sole discretion.

If the proposed or actual transaction is determined to be a related person transaction, and (i) it is material to the Company and/or (ii) the commercial terms are more favorable to the related person than the commercial terms of comparable arm’s length transactions with unrelated third parties, the Management Reviewers shall review the transaction with the CEO and CFO, who shall determine whether to ratify or re-negotiate the actual transaction, or in the case of a proposed transaction, whether to accept or reject the proposal. If the CEO and the CFO desire to ratify the transaction or accept the proposal on existing terms, or if the CEO or the CFO have a direct or indirect material interest in the transaction or the proposal (regardless of materiality or the reasonableness of the commercial terms), the transaction or proposal shall be submitted to the Audit Committee for review and disposition.

The Audit Committee receives a copy of any report reviewed by the Management Reviewers and the CEO and the CFO regarding a related person transaction. As a general rule, any employee or director who has a direct or indirect material interest in an actual or proposed related person transaction will not participate in the review and disposition of the transaction.

Business Ethics

McCormick’s business is conducted by its employees under the leadership of its CEO and under the oversight and direction of its Board of Directors for purposes of enhancing the long term value of McCormick for its stockholders. McCormick’s management and the Board of Directors believe that the creation of long term value requires McCormick to conduct its business honestly and ethically as well as in accordance with applicable laws. McCormick has a Business Ethics Policy which was first adopted by the Board more than 25 years ago. The Policy is reviewed annually by management and the Audit Committee of the Board and is amended as circumstances warrant. The Policy is administered by McCormick’s General Counsel under the supervision of the CEO and the Audit Committee. McCormick’s Business Ethics Policy is available on its website at www.mccormickcorporation.com under “Investor Relations,” then “Corporate Governance,” “Business Ethics Policy.”

The Audit Committee has established procedures for (i) employees to submit confidential and anonymous reports of suspected illegal or unethical behavior, concerns regarding questionable accounting or auditing matters, or violations of McCormick’s Business Ethics Policy, and (ii) interested persons to submit concerns regarding accounting, internal controls over financial reporting, or auditing matters. Anonymous reports by employees may be made to a confidential “hotline” service, which may be accessed by telephone. As well, concerns regarding such matters may be expressed in e-mails that may be sent to the Chairman of the Audit Committee of the Board of Directors.

DIRECTORS

Executive Sessions of the Board of Directors / Duties of the Lead Director

Pursuant to McCormick’s Corporate Governance Guidelines, the independent directors meet in regularly scheduled sessions (typically before or after each Board meeting) without the presence of management.

The independent directors, meeting in executive session in November 2009, selected Michael D. Mangan to serve as the lead director.

The duties of the lead director are to (i) preside at executive sessions of the Board, and brief the CEO, as needed, following such sessions; (ii) preside at meetings of the Board where the Chairman is not present; (iii) call meetings of the independent directors; (iv) provide input on Board agendas and meeting schedules; (v) provide feedback to the Chairman on the quality of information received from management; and (vi) participate with the Chairman and the Nominating/Governance Committee in interviewing Board candidates.

The lead director serves for a two-year term (subject to being re-elected to the Board of Directors by the stockholders). It is preferred that the lead director not have consecutive terms of service.

Communications with the Board of Directors

Stockholders and other interested parties may communicate with one or more members of McCormick’s Board by writing to the Board, or a specific director (including the lead director) at:

Board of Directors (or specific director) McCormick & Company, Incorporated c/o Corporate Secretary, 18 Loveton Circle, Sparks, Maryland 21152

Available Information

McCormick’s website address is www.mccormickcorporation.com. McCormick makes available free of charge through its website its annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) of the Exchange Act as soon as reasonably practicable after such documents are electronically filed with, or furnished to, the Securities and Exchange Commission (the “SEC”). McCormick’s website also includes McCormick’s Corporate Governance Guidelines, Business Ethics Policy and the charters of its Audit Committee, Compensation Committee and Nominating/Corporate Governance Committee.

PROPOSAL ONE

ELECTION OF DIRECTORS

The persons listed in the following table have been nominated by the Board for election as directors to serve until the next Annual Meeting of Stockholders or until their respective successors are duly elected and qualified. Management has no reason to believe that any of the nominees will be unavailable for election. In the event one of the nominees is unable to serve on the Board, or will not serve for good cause, the proxy holders will have discretionary authority for the election of any person to the office of such nominee. Alternatively, the Board may elect to reduce the size of the Board.

The following table shows the names and ages of all nominees, the principal occupation and business experience of each nominee during the last five years, the year in which each nominee was first elected to the Board, and, as of December 31, 2009, the amount of McCormick stock beneficially owned by each nominee, and the directors and executive officers of McCormick as a group, and the nature of such ownership. Except as shown in the table or footnotes, no nominee or executive officer owns more than 1% of either class of McCormick Common Stock.

Required Vote of Stockholders.

The affirmative vote of a majority of the votes cast by holders of the shares of Common Stock present in person or by proxy at a meeting at which a quorum is present is required for the election of each nominee.

The Board of Directors recommends that stockholders vote FOR each of the nominees listed below.

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Director Nominees

Name	Principal Occupation & Business Experience	Amount and Nature of Beneficial Ownership(1)
		Common	Common Non-Voting

John P. Bilbrey Age 53 Year First Elected 2005	Senior Vice President of The Hershey Company (2003 to present); President of Hershey North America (2007 to present); President of Hershey International (2003 to 2007)	18,128 11,750(2)	7,500 7,250(2)

James T. Brady Age 69 Year First Elected 1998	Managing Director – Mid-Atlantic, Ballantrae International, Ltd. (1999 to present)	23,530 15,875(2)	16,187 12,375(2)

J. Michael Fitzpatrick Age 63 Year First Elected 2001	Chairman & Chief Executive Officer of Citadel Plastics Holdings, Inc. (2007 to present); Retired Executive (2005 to 2007); President & Chief Operating Officer, Rohm and Haas Company (1999 to 2005)	34,147 20,250(2)	17,500 16,750(2)

Freeman A. Hrabowski, III Age 59 Year First Elected 1997	President, University of Maryland Baltimore County (1992 to present)	42,146 23,750(2)	28,082 19,250(2)

Michael D. Mangan Age 53 Year First Elected 2007	President, Worldwide Power Tools and Accessories, The Black & Decker Corporation (2008 to present); Senior Vice President, Chief Financial Officer, The Black & Decker Corporation (2000 to 2008)	9,250 6,250(2)	4,750 3,750(2)

Margaret M. V. Preston Age 52 Year First Elected 2003	Managing Director (2008 to present); Regional Executive (2009 to present); Senior Vice President (2006 to 2008); Market Executive (2006 to 2008); US Trust, Bank of America Private Wealth Management; Executive Vice President, Mercantile Safe Deposit & Trust Company (2002 to 2006)	26,670 15,250(2)	12,500 11,750(2)

[Director Nominees continued on next page.]

George A. Roche Age 68 Year First Elected 2007	Retired Executive & Senior Adviser (2007 to present); Chairman & President, (1997 to 2006) T. Rowe Price Group, Inc.	9,250 6,250(2)	4,750 3,750(2)

William E. Stevens Age 67 Year First Elected 1988	Chairman, BBI Group (2000 to present)	37,220 13,750(2)	38,900 11,250(2)

Alan D. Wilson Age 52 Year First Elected 2007	Chairman (2009 to present); President & Chief Executive Officer (2008 to present); President & Chief Operating Officer (2007); President, North American Consumer Foods & Supply Chain (2005 to 2006); President, U.S. Consumer Foods (2003 to 2005).	291,661 (3) (2.3)% 174,616(2)	58,205 58,205(2)

Directors and Executive Officers as a Group (18 persons) (4)		1,517,724 1,019,913(2) (11.3)%	466,949 406,853(2)

(1)

Includes (i) shares of Common Stock and Common Stock Non-Voting beneficially owned by directors and executive officers alone or jointly with spouses, minor children, and relatives (if any) who have the same home as the director or executive officer.; (ii) shares of Common Stock which are beneficially owned by virtue of participation in the McCormick 401(k) Retirement Plan: Mr. Wilson 9,344, executive officers as a group – 29,744; and (iii) shares of Common Stock which are beneficially owned by virtue of participation in the Deferred Compensation Plan: Mr. Bilbrey – 5,053; Dr. Fitzpatrick – 7,275; Dr. Hrabowski – 6,365; Ms. Preston – 7,551; and Mr. Wilson – 942.

(2)

Numbers of shares included in the above number which can be acquired within 60 days of December 31, 2009 pursuant to the exercise of stock options and/or the vesting of restricted stock units (“RSUs”).

(3)

Includes 17,000 shares of Common Stock held in a charitable trust for the Wilson Family Foundation. Mr. Wilson serves as a trustee of the trust. Mr. Wilson disclaims beneficial ownership of such shares.

(4)

Includes 5,250 shares of Common Stock (3,750 shares of which can be acquired within 60 days of December 31, 2009) and 1,750 shares of Common Stock Non-Voting (1,250 shares of which can be acquired within 60 days of December 31, 2009) beneficially owned by Joseph W. McGrath. Mr. McGrath joined the Board of Directors in November 2007. He is not standing for re-election at the 2010 Annual Meeting of Stockholders. The Company is grateful for his service.

Board Committees:    The Board of Directors has appointed the following Board Committees:

Audit Committee.    The Audit Committee assists the Board of Directors in fulfilling its oversight responsibility relating to:

•	the integrity of McCormick’s financial statements, the financial reporting process, and the systems of internal accounting and financial controls;

•	the performance of McCormick’s internal audit function;

•

the appointment, engagement and performance of McCormick’s independent registered public accounting firm and the evaluation of the independent registered public accounting firm’s qualifications and independence;

•	compliance with McCormick’s business ethics and confidential information policies and legal and regulatory requirements, including McCormick’s disclosure controls and procedures; and

•	the evaluation of enterprise risk management issues.

In so doing, it is the responsibility of the Audit Committee to maintain free and open communication between the Committee, the independent registered public accounting firm, the internal auditors, and management of McCormick and to resolve any disagreements between management and the independent registered public accounting firm regarding financial reporting. The Committee also performs other duties and responsibilities set forth in a written Charter approved by the Board of Directors. The Charter of the Audit Committee is available on McCormick’s website at www.mccormickcorporation.com under “Investor Relations,” then “Corporate Governance,” “Board Committees – Descriptions & Charters.”

The Nominating/Corporate Governance Committee and the Board of Directors have determined that all members of the Committee satisfy the independence requirements of the NYSE’s Listing Standards, the rules of the SEC, and McCormick’s Corporate Governance Guidelines. Except for Mr. Brady, no member of the Audit Committee serves on the audit committees of more than three public companies. Mr. Brady, who is Chairman of the Audit Committee, currently serves on the audit committees of three other public companies. The Board has determined that such service does not impair the ability of Mr. Brady to effectively serve on McCormick’s Audit Committee. The Board of Directors has also determined that all members also qualify as “audit committee financial experts” under SEC rules.

Compensation Committee.    The Compensation Committee has the following principal duties and responsibilities:

•

review McCormick’s executive compensation policy and programs to ensure that they (i) effectively motivate the CEO and other executive officers to achieve our financial goals and strategic objectives; (ii) properly align the interests of these employees with the long term interests of our stockholders; and (iii) are sufficiently competitive to attract and retain the executive resources necessary for the successful management of our businesses;

•

review trends in executive compensation, oversee the development of new compensation plans (including performance-based, equity-based, and other incentive programs, as well as salary, bonus and deferred compensation arrangements) and, when appropriate, make recommendations to the Board regarding revisions to existing plans and/or approve revisions to such plans;

•

annually review and approve corporate goals and objectives relevant to McCormick’s CEO and other executive officers, evaluate the performance of such individuals against those goals and objectives, and approve the compensation for such individuals;

•	annually evaluate the compensation of the members of the Board of Directors; and

•	review McCormick’s management succession plan for the CEO and other executive officers.

These duties and responsibilities are set forth in a written Charter approved by the Board of Directors and is available on McCormick’s website at www.mccormickcorporation.com under “Investor Relations,” then “Corporate Governance,” “Board Committees – Descriptions & Charters.”

Pursuant to the Charter, the Committee has the authority to delegate certain of its responsibilities to a subcommittee. To date, the Committee has not delegated any of its responsibilities to a subcommittee. The Committee has the authority to administer McCormick’s equity plans for the CEO and other executive officers. The Committee is responsible for all determinations with respect to participation, the form, amount and timing of any awards to be granted to any such participants, and the payment of any such awards.

CEO Recommendations:    The CEO provides recommendations to the Compensation Committee with respect to base salary amounts, performance targets for annual incentive and long term cash-based incentive programs, and any adjustments to the cash value for equity grants for each Named Executive Officer (other than himself). These compensation recommendations are based on market data reviewed by the Committee and a subjective review by the CEO of each executive officer’s overall performance and contribution to McCormick during the prior year. While the Committee considers the recommendations of the CEO with respect to these elements of compensation, the Committee independently evaluates the recommendations and makes all final compensation decisions. The CEO does not make any recommendations as to his own compensation and such decisions are made solely by the Compensation Committee. For additional information on the role of the CEO in recommending the amount or form of executive compensation during fiscal 2009, see the “Compensation Discussion and Analysis” below. Other than the CEO, no executive officer of McCormick determined or recommended the amount or form of executive or director compensation to the Committee during fiscal 2009.

Independent Compensation Consultant:    Pursuant to its Charter, the Committee has the sole authority to retain and terminate the services of any outside compensation consultants to the Committee. During fiscal 2009, the Compensation Committee retained Exequity L.L.P. to provide advice to the Committee on general program design and best practices as well as to assist the Committee in ensuring our executive and director compensation programs and the levels of compensation paid to our executive officers and directors were competitive with a “Peer Group” of companies, as identified in the Compensation Discussion and Analysis below. Exequity L.L.P. reported directly to the Committee and does not provide any services to the Company, its management or executive officers. While Exequity L.L.P. performed the general competitive review, as requested by the Committee, Exequity L.L.P. did not determine or recommend any amount or form of compensation to the Committee with respect to McCormick’s executive officers, except as requested by the Committee.

All members of the Committee qualify as independent directors under McCormick’s Corporate Governance Guidelines and the NYSE’s Listing Standards, and as “non-employee directors” and “outside directors” for the purposes set forth in the Committee’s Charter.

Nominating/Corporate Governance Committee.    The Nominating/Corporate Governance Committee assists the Board by:

•	developing and implementing corporate governance guidelines;

•	establishing criteria for the selection of nominees for election to the Board, and identifying and recommending qualified individuals to serve as members of the Board;

•

evaluating and recommending the size and composition of the Board and its Committees (including making determinations concerning composition of the Board and its Committees under the applicable requirements of the SEC and the NYSE); and

•	monitoring a process to assess the effectiveness of the Board and its Committees.

The Committee is also responsible for performing other duties and responsibilities set forth in a written Charter approved by the Board of Directors. The Charter of the Committee and McCormick’s Corporate Governance Guidelines are available on McCormick’s website at www.mccormickcorporation.com under “Investor Relations,” then “Corporate Governance,” “Board Committees—Descriptions & Charters.”

All members of the Committee qualify as independent directors under McCormick’s Corporate Governance Guidelines and the NYSE Listing Standards.

Committee Membership & Meetings:

The table below shows current members of each of the Committees and the number of meetings held by each Committee in fiscal 2009.

Name	Audit	Compensation	Nominating/Corporate Governance
John P. Bilbrey			✓
James T. Brady	Chair
J. Michael Fitzpatrick	✓
Freeman A. Hrabowski, III			Chair
Michael D. Mangan (1)	✓
Joseph W. McGrath		✓
Margaret M.V. Preston			✓
George A. Roche		✓
William E. Stevens		Chair
Number of Committee Meetings Held in Fiscal 2009	11	7	6

(1)	Lead Director

Director Attendance at Meetings

During fiscal 2009, there were six meetings of the Board. Each incumbent director attended at least 75% of the total number of meetings of the Board and each of the Board Committees on which he or she served.

Each year, the Annual Meeting of Stockholders is held on the same day as the Annual Meeting of the Board. Although there is no policy requiring Board members to attend the Annual Meeting of Stockholders, all Board members typically attend both the Annual Meeting of Stockholders and the Annual Meeting of the Board.

Other Directorships

Certain individuals nominated for election to the Board of Directors hold directorships in other public companies. Mr. Brady is also a director of Constellation Energy Group, Inc., T. Rowe Price Group, Inc. and Nexcen Brands, Inc. Dr. Fitzpatrick is also a director of SPX Corporation. Dr. Hrabowski is also a director of Constellation Energy Group, Inc. Mr. Stevens is also a director of MEMC Electronic Materials, Inc.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee is, or during fiscal 2009 was, an officer or an employee of McCormick or any of its subsidiaries, and no Committee member has any interlocking or insider relationship with McCormick which is required to be reported under applicable rules and regulations of the SEC.

Compensation of Directors*

The following table sets forth the compensation earned by the non-executive Directors for services rendered during the fiscal year ended November 30, 2009:

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	Option Awards ($)(2)	Total ($)

John P. Bilbrey	75,500	72,114	28,640	176,254
James T. Brady	96,500	72,114	30,069	198,683
J. Michael Fitzpatrick	81,500	72,114	30,069	183,683
Freeman A. Hrabowski, III	90,500	72,114	30,069	192,683
Robert J. Lawless (4)	16,250	0	0	16,250
Michael D. Mangan	81,500	72,114	28,640	182,254
Joseph W. McGrath	74,000	72,114	28,640	174,754
Margaret M.V. Preston	75,500	72,114	30,069	177,683
George A. Roche	75,500	72,114	28,640	176,254
William E. Stevens	90,500	72,114	30,069	192,683

*

Alan D. Wilson, Chairman, President, & Chief Executive Officer, is a member of the Board of Directors and is also an executive officer of the Company. Mr. Wilson’s compensation is set forth below under “Compensation of Executive Officers.”

(1)	Amounts shown include fees deferred at the election of the director as follows: Dr. Hrabowski—$90,500 and Ms. Preston—$75,500.
(2)

Amounts shown represent the dollar amount recognized for financial statement reporting purposes during fiscal 2009 for each director, disregarding any estimates of forfeitures. Awards include grants of RSUs and stock options under the 2007 Omnibus Incentive Plan. The RSU and stock option awards granted to each non-executive director in fiscal 2009 had a full grant date fair value equal to $71,284 and $25,200, respectively. For a discussion of the assumptions used in determining these values, see Note 10 to our 2009 audited financial statements and Note 11 to our 2008 audited financial statements.

(3)	Amounts shown include RSUs granted in 2009 and deferred at the election of each of the following directors: Mr. Bilbrey, Dr. Hrabowski and Mr. McGrath.
(4)	Mr. Lawless retired as Chairman and served as a director until March 25, 2009, and is therefore included in this table and the one below.

Options and Restricted Stock Units (“RSUs”):    The following chart sets forth the number of exercisable and unexercisable options (exercisable for Common Stock and Common Stock Non-Voting, as indicated) and unvested RSUs held by each non-executive director as of November 30, 2009:

Name	Exercisable Options		Unexercisable Options		Unvested RSUs
	Common Stock	Common Stock Non- Voting	Common Stock	Common Stock Non- Voting	Common Stock	Common Stock Non- Voting

John P. Bilbrey	8,750	6,250	3,750	1,250	1,882	628
James T. Brady	14,375	11,875	3,750	1,250	1,882	628
J. Michael Fitzpatrick	18,750	16,250	3,750	1,250	1,882	628
Freeman A. Hrabowski, III	22,750	20,250	3,750	1,250	1,882	628
Robert J. Lawless (1)	1,072,981	357,659	0	0	0	0
Michael D. Mangan	6,250	3,750	3,750	1,250	1,882	628
Joseph W. McGrath	3,750	1,250	3,750	1,250	1,882	628
Margaret M.V. Preston	13,750	11,250	3,750	1,250	1,882	628
George A. Roche	6,250	3,750	3,750	1,250	1,882	628
William E. Stevens	13,750	11,250	3,750	1,250	1,882	628

(1) See footnote (4) above.

Narrative to the Director Compensation Tables

Directors who are employees of McCormick do not receive any additional fees for their service as a director.

Based upon a review of director compensation by Exequity L.L.P. for Peer Group companies, the Committee approved changes to the compensation program for non-executive directors. These changes were effective January 1, 2009, represent a 5.8% increase in total compensation over the prior year, and maintain their compensation at the 50th percentile of director compensation for Peer Group companies.

The cash components of non-executive director compensation are: (i) an annual retainer of $65,000 in cash (paid in equal quarterly installments), (ii) a meeting fee of $1,500 for each Board Committee meeting attended (fees for attendance at Board meetings were eliminated effective January 1, 2009), and (iii) for directors who serve as the lead director or as Board committee chairs, an additional annual retainer of $15,000 in cash (paid in equal quarterly installments).

Pursuant to the 2007 Omnibus Incentive Plan, non-executive directors receive an annual option grant of 5,000 shares (3,750 shares of Common Stock and 1,250 shares of Common Stock Non-Voting). The shares subject to these options vest in full on March 15 of the year following the grant date, provided that the director continues to serve on the Board until such date. During fiscal 2009, the Compensation Committee approved a change to the basis for the grant of RSUs from a share-based grant to a value-based grant. The value established was $75,000 annually, which is substantially the same as the value of the 2,000 RSUs granted in fiscal 2008. The RSUs vest in full on March 15 of the year following the grant date, provided that the director continues to serve on the Board until such date. All stock options and RSUs granted become fully exercisable in the event of disability or death of the participant, or a change in control of McCormick.

Directors are eligible to participate in the McCormick Deferred Compensation Plan. Pursuant to this plan, directors may elect to defer anywhere from 10% to 100% of their cash Board fees. McCormick makes no contributions to the Deferred Compensation Plan. For all plan participants, including directors, the deferred amounts are recorded in a notional deferred compensation account and change in value based upon the gains and losses of benchmark fund alternatives (one of which is McCormick stock). Plan participants may generally elect to change their fund choices at any time (there are certain restrictions applicable to participants subject to Section 16 of the Exchange Act). Director participants may elect the deferred amounts plus earnings to be distributed either six months following retirement from the Boards or, on an interim distribution date. Distributions upon a director’s retirement from the Board are paid in either a lump-sum or in 5 year, 10 year, 15 year or 20 year installments, based on the director’s distribution election made at the time of the deferral. Interim distributions are paid on a lump-sum basis and the distribution date must be at least four years from the date of the deferral election. If a director leaves the Board prior to the interim distribution date, then his or her plan balance will be paid as either a lump sum distribution or as indicated in the retirement distribution election. Participants may make a change to their distribution election subject to the requirements of Section 409A of the Internal Revenue Code of 1986, as amended.

Prior to the grant of RSUs, directors may elect to defer receipt of the underlying common stock upon vesting. If the director so elects, the director will not be considered the owner of the underlying common stock and will not receive voting rights or dividends on the stock until the deferral period expires, which is a date specified by the director or six months after the director’s retirement from the Board. At the expiration of the deferral period, the director becomes the owner of the underlying Common Stock and/or Common Stock Non-Voting, as applicable.

EXECUTIVE OFFICERS

Named Executive Officers

The following table shows, as of December 31, 2009, the names, ages and positions of the executive officers named in the Summary Compensation Table (the “Named Executive Officers”), other than Mr. Wilson who is included in the director nominee table beginning on page 10, the amount of Common Stock and Common Stock Non-Voting beneficially owned by each such executive officer, and the nature of such ownership. Except as shown in the table, no executive officer owns more than 1% of either class of McCormick common stock.

Name	Principal Position	Amount and Nature of Beneficial Ownership(1)
		Common	Common Non-Voting

Gordon M. Stetz, Jr.	Executive Vice President & Chief Financial Officer	77,136	29,986

Age 49		56,020(2)	22,467(2)

Mark T. Timbie	President – North American Consumer Foods	217,422 (1.7)%	57,103

Age 55		147,297(2)	57,103(2)

Lawrence E. Kurzius	President – McCormick International	152,512 (1.2)%	37,818

Age 52		113,457(2)	37,818(2)

Charles T. Langmead	President – U.S. Industrial Group	155,963 (1.2)%	29,318

Age 53		83,457(2)	27,818(2)

(1)

Includes: (i) shares of Common Stock and Common Stock Non-Voting beneficially owned by the executive officers alone or jointly with spouses, minor children and relatives (if any) who have the same home as the executive officer; (ii) shares of Common Stock which are beneficially owned by virtue of participation in the McCormick 401(k) Retirement Plan: Mr. Stetz – 1,051; Mr. Langmead 14,885.

(2)	Shares which can be acquired within 60 days of December 31, 2009 pursuant to the exercise of stock options and/or the vesting of RSUs.

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COMPENSATION OF EXECUTIVE OFFICERS

COMPENSATION DISCUSSION AND ANALYSIS

The purpose of this Compensation Discussion and Analysis is to provide stockholders with a description of the material elements of McCormick’s compensation program for its executive officers, including the Named Executive Officers, for fiscal 2009 and the policies and objectives which support the program. The compensation details are reflected in the compensation tables and accompanying narratives which follow.

Executive Compensation Policy

McCormick’s compensation policy is based on the following principles:

•	We must pay competitively – both in terms of the amount and type of compensation we offer – as compared to similar companies in order to attract and keep our executive talent.

•	A substantial portion of each executive’s total compensation should be performance-based and dependent on the achievement of financial performance goals over both the short and longer term.

•	The financial performance goals should be traditional drivers of stockholder value over the short and longer term, such as sales growth, earnings per share (EPS) and total stockholder return (TSR).

The compensation for McCormick’s executive officers, including Mr. Wilson and the other Named Executive Officers, consists of the elements identified in the following table.

Overview of Our Executive Compensation Program

During fiscal 2009, the primary elements of compensation earned by each of our Named Executive Officers consisted of base salary, an annual incentive cash bonus, long term incentive compensation, in the form of cash-based and equity-based incentive awards, a limited number of personal benefits, and retirement earned under our qualified pension plan and supplemental executive retirement plan.

The Compensation Committee reviews and approves each element of compensation separately and, if necessary, makes adjustments to individual elements of compensation to achieve total targeted compensation that is competitive with our Market Group, with performance goals based on an analysis of our Peer Group, all as explained below. In its deliberations, the Committee reviews “tally sheet” information for each executive officer, including the Named Executive Officers. The tally sheets are updated annually and include the elements of compensation noted above, the total estimated payments upon retirement (including acceleration of in-the-money equity awards), and the total estimated payments upon involuntary termination from McCormick.

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Overview of Executive Compensation

Element	Objective	Key Features
Base Salary	Provide a competitive annual fixed level of cash compensation.

• Targeted at the 50th percentile of our Market Group.

• Represents 30% of compensation mix for all Executive Officers as a group.

• Adjustments are based on individual’s current and expected future performance, internal equity, and pay relative to the Market Group.

Annual Performance-Based Incentive Compensation	Motivate and reward executive contributions in producing annual financial results.

• Total cash compensation is targeted at the 50th percentile of the Market Group.

• Annual incentive cash payments are based on a formula that includes EPS growth and, for business unit presidents, operating income growth, adjusted for working capital charges.

Equity Awards	Retain executive officers and align their interests with the stockholders.

• Total long term incentive compensation was targeted in fiscal 2009 at the 75th percentile of the average Market Group’s total long term incentive compensation (changed for fiscal 2010 forward to target the 50th percentile of the average Market Group’s total long term incentive compensation).

• Equity compensation is in the form of stock options (provides value to the executive only to the extent that the stock price appreciates).

• Stock options are 10 year non-qualified options that vest 25% per year over the first four years of the term.

Cash-Based Long Term Incentive Program	Retain executives and align their compensation with the Company’s key financial goals to drive shareholder value over time.	• Cash awards based on the achievement of cumulative EPS growth and relative TSR as compared to our Peer Group over a three-year performance period. • Annual grants of three-year overlapping cycles.
Pension Plan & 401k Retirement Plan	Provide retirement income for employees.

• Tax qualified defined benefit pension plan in which most of our US employees (including Named Executive Officers) are eligible to participate.

• Plan formula is based on age, years of service, and cash compensation.

• The Company provides a match in the 401(k) plan of up to 4% of eligible compensation.

Supplemental Executive Retirement Plan	Provide retirement income for eligible executives to replace a reasonable percentage of their annual pre-retirement income, and to encourage early retirement by such persons.

• For executives who are age 50 and over, includes annual compensation over IRS limit and incentive bonus in the benefit calculation.

• For certain executive officers, including Named Executive Officers, includes one additional month of service credit for each month worked between ages 55 and 60 (five year maximum).

Deferred Compensation	Provide retirement savings to management employees, including executive officers, in a tax-efficient manner.	• Participant can elect to defer up to 80% of salary and annual bonus in a non-qualified plan.
Automobile & Executive Benefit Allowances	Reimburse executive for transportation, financial planning and wellness expenses.	• Fixed monthly amount, which is fully taxable to the recipient.
Company Airplane	Available for use by executive officers to provide for security, confidentiality, and efficiency of travel time.	• Any personal use of the Company airplane (such as spouse travel) is imputed as income to the executive. • The executive is fully responsible for all taxes on such imputed amount.

How We Determine Executive Compensation

The Compensation Committee of the Board of Directors administers the compensation program for McCormick’s executive officers, including Mr. Wilson and the other Named Executive Officers. The Committee applies the executive compensation policy listed above to the compensation program for each individual. In determining the compensation of the Company’s executive officers, the Committee is assisted by Exequity L.L.P., the independent compensation consultant retained by the Committee.

The Compensation Committee considered the following information in its evaluation of the compensation program for fiscal 2009:

•	A total compensation review of a large number of other manufacturers of consumer goods listed below (“Market Group”) provided by Exequity L.L.P.;

•	A review of current and historic financial information, such as EPS, sales growth and TSR, of certain manufacturers of consumer food products listed below (“Peer Group”); and

•	Recommendations by Mr. Wilson with respect to the compensation of each Named Executive Officer, other than himself, as discussed more fully below.

1. Annual Cash Compensation and Long Term Incentives.    Each year, including fiscal 2009, the Compensation Committee compares targeted total compensation for each position occupied by McCormick’s executive officers, including its Named Executive Officers, to the executive compensation for similar positions at the listed manufacturers of food and other non-durable consumer goods (our Market Group companies), after appropriate adjustment for differences in the size of each company.

For fiscal 2009, the Market Group was comprised of the following companies:

Alberto-Culver Company

Anheuser-Busch Companies, Inc.

Archer-Daniels-Midland Company

Avon Products, Inc.

The Black & Decker Corporation

Bush Brothers & Company

Campbell Soup Company

Cargill, Incorporated

The Clorox Company

The Coca-Cola Company

Colgate-Palmolive Company

ConAgra Foods, Inc.

Corn Products International, Inc.

The Dannon Company, Inc.

Del Monte Foods Company

Diageo North America, Inc.

Dole Food Company, Inc.

General Mills, Inc.

H. J. Heinz Company

Hallmark Cards, Inc.

Hanesbrands Inc.

Hasbro, Inc.

The Hershey Company

Hormel Foods Corporation

Kellogg Company

Kimberly-Clark Corporation

Kraft Foods Inc.

Land O’ Lakes, Inc.

Levi Strauss & Co.

Mars, Incorporated

Mattel, Inc.

McCain Foods USA, Inc.

Molson Coors Brewing Company

Nestlé Purina PetCare Company

Nestlé USA

PepsiCo, Inc.

The Procter & Gamble Company

Revlon, Inc.

S. C. Johnson Consumer Products

Sara Lee Corporation

Schreiber Foods Inc.

The Scotts Miracle-Gro Company

Sensient Technologies Corporation

Tupperware Brands Corporation

Unilever United States, Inc.

Wm. Wrigley Jr. Company

We believe these companies are appropriate for purposes of our targeted compensation comparison because they are a likely source of executive talent for McCormick, their executive positions are similar to the positions occupied by our executives, and they are within the same general industry. While these companies may have sales and profits that are different from McCormick, regression analysis is used by the Compensation Committee’s consultant, Exequity L.L.P., to predict the compensation these Market Group companies would pay if they were McCormick’s size for comparative purposes.

Total annual cash compensation consists of an annual base salary and annual performance-based incentive bonus and is targeted at the 50th percentile of the range of total annual cash compensation paid by the Market Group companies. Total long term compensation (consisting of cash-based and equity-based incentive awards) was targeted in fiscal 2009 at the 75th percentile of the total value of the long term incentive compensation paid by the Market Group companies. The Company’s decision to manage long term compensation to a premium to market reflects its goal to remain a top tier performer in relation to the Market Group.

During fiscal 2009, for the Company’s executive officers as a group, total annual cash compensation and long term incentive compensation were below the 50th and 75th percentile targets listed above. In recognition of this fact, and to more closely align the Company’s compensation practices to prevailing industry standards, beginning in fiscal 2010, the Committee determined that total direct compensation (annual and long term) will be targeted at the 50th percentile paid by the Market Group companies.

Elements of Executive Compensation

(a) Base Salaries.    Adjustments to base salaries are considered annually, but there is no guarantee that base salary will increase. For 2009, base salaries for the Named Executive Officers were increased approximately 3.9% to reflect assessments of individual performance and time in position, and to better align each incumbent’s pay with market medians. In aggregate, base salaries for all executive officers as a group were 4.8% below the 50th percentile Market Group target.

(b) Annual Performance-Based Incentive Compensation.    Performance targets for our annual incentive bonus program and our cash-based long term incentive program were set by the Compensation Committee based on an analysis of 17 companies in the S&P 500 Food Products Group (which are large-cap companies) and the S&P 400 Food Products Group (which are mid-cap companies). We consider these 17 companies to be our Peer Group for purposes of our performance-based incentive plans because they are the companies with whom we compete for equity investors.

For fiscal 2009, our Peer Group was comprised of the following companies:

Campbell Soup Company ConAgra Foods, Inc. Dean Foods Company Dr Pepper Snapple Group General Mills, Inc. H. J. Heinz Company	The Hershey Company Hormel Foods Corporation The J. M. Smucker Company Kellogg Company Kraft Foods Inc. Lancaster Colony Corporation	Ralcorp Holdings, Inc. Sara Lee Corporation Smithfield Foods, Inc. Tootsie Roll Industries, Inc. Tyson Foods, Inc.

Each Named Executive Officer’s annual incentive bonus is based in whole or in part on McCormick’s EPS growth. With respect to a Named Executive Officer directly responsible for a particular business unit, the annual bonus is also based in part on the achievement of certain operating income goals (adjusted by a charge for working capital) relating to that business unit. For fiscal 2009 annual incentive bonus goals, the Compensation Committee considered actual and estimated EPS for the current year for companies ranking in the top half of the Peer Group, as well as historic three-year EPS growth rates for those companies and McCormick. The Committee also evaluated, with Mr. Wilson’s input, non-operational and/or non-recurring factors which may have affected EPS performance for those companies for the periods measured.

The Committee derived an EPS goal based on the average of the (i) the median of the EPS growth rates for the top half of the Peer Group for the current year, and (ii) the median of the historic average three-year EPS growth rates for the Peer Group for that three year period. The Committee also reviewed the projected and historic EPS growth rates for McCormick.

For fiscal year 2009, McCormick’s stated objective was to grow EPS between 8% to 10%, which was substantially higher than the average growth rate for the Peer Group as a whole, and competitive with the median growth rate for the top half of the Peer Group. If McCormick were to achieve EPS growth in the range of 8 to 10%, an incentive bonus would be paid in an amount equal to or greater than 150% of target. The Committee believes that it is appropriate to reward EPS performance in the range of 8 to 10% with a payment at the top end of the payout scale in recognition of the difficulty of achieving an EPS goal which places McCormick among the top performers in its Peer Group.

For fiscal 2009, the Compensation Committee established the following incentive bonus payment levels for EPS growth ranging from 0% to 11% or more:

	EPS Growth	Payout
Threshold	0%	0%
Target	6%	100%
Maximum	11% or more	200%

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The Compensation Committee determined the actual fiscal 2009 incentive bonus for each Named Executive Officer using the factors set forth in the following table: (i) the performance metric and respective weight allocated to each metric, as applicable; and (ii) the target annual incentive bonus potential, as a percentage of base salary.

Name	Performance Metric	Target Incentive Bonus as a % of Base Salary	Payout Factor %	Actual Incentive Bonus as a % of Base Salary *

		A	B	C
Alan D. Wilson	100% - EPS Growth	100%	192%	192%
Gordon M. Stetz, Jr.	100% - EPS Growth	60%	192%	115%
Mark T. Timbie	50% - Operating Income from the U.S. Consumer and Mexico consumer businesses; 50% - EPS Growth	60%	185%	111%
Lawrence E. Kurzius	50% - Operating Income from businesses in Canada, Europe, Middle East, Africa, and the Asia/Pacific region; 50% - EPS Growth	60%	102%	61%
Charles T. Langmead	50% - Operating Income from U.S. Industrial Group and Mexican industrial business; 50% - EPS Growth	60%	96%	57%

* The fiscal 2009 incentive bonus for each Named Executive Officer is determined by multiplying column “A” times column “B” to produce the result in column “C.” The annual incentive bonus amount is included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table below.

(c) Cash-Based Long Term Incentive Program:    A limited number of executive officers, including the Named Executive Officers, who are in a position to have a significant impact on the achievement of key corporate objectives and who provide the long term strategic leadership necessary to accomplish the objectives participate in a three-year cash-based incentive program. We establish our financial performance goals based on metrics and levels which provide our executive officers with an incentive to achieve growth for McCormick which is competitive with growth rates of the highest performers among our Peer Group companies. This program plays an important role in aligning the compensation of executives with key financial accomplishments (cumulative sales growth, TSR, and/or EPS), all of which the Committee believes consistently drive stockholder value over the long term and are therefore important measures for the performance of our top executives.

The Compensation Committee determines the performance metrics for each program, typically in November of the calendar year in which the program commences. At year end, there were two active cycles in this program.

For the three year cycle beginning on December 1, 2007 and ending on November 30, 2010, the Compensation Committee determined that cumulative sales growth and TSR were the metrics that best correlated with growth in Company value. Cumulative sales growth goals for this cycle were recommended by Mr. Lawless and Mr. Wilson and were based on an analysis of sales growth goals for our Peer Group companies as compared to internally-generated sales growth goals set forth in our strategic business plan for the three-year period.

For the three year cycle beginning on December 1, 2008 and ending on November 30, 2011, the Compensation Committee approved a change from a cumulative sales growth metric to an EPS growth metric. Mr. Wilson recommended EPS growth goals for this cycle to strengthen attention on continuous profit improvement and thereby enhance shareholder investment value. The recommended EPS growth goals were based on an analysis of published EPS growth goals by our Peer Group companies together with our internally generated EPS growth goals set forth in our strategic plan for the three-year period.

Cumulative TSR was determined to be an appropriate metric for both of these cycles because it is a clear and objective measurement of return for our stockholders, and is aligned with their interests. Our TSR performance is measured in percentiles as compared to the TSR of our Peer Group companies over the multi-year performance period.

Cash awards for these cycles, if any, are based on the achievement of relative appreciation of McCormick’s TSR, as compared to our Peer Group companies, plus either cumulative sales growth or cumulative EPS growth, each over a three-year performance period. The target incentive values for each executive approximated the 75th percentile of the Peer Group companies, which means Company performance must exceed the performance of 75% of Peer Group companies to be paid at target. Both cumulative sales or EPS growth and TSR must be achieved in order for the cash awards to be paid, and payout is based upon a matrix of the range of results for both factors.

We are in the third year of the fiscal 2008-2010 three-year performance cycle, and are in the second year of the fiscal 2009-2011 three-year performance cycle. If the established performance targets for the cycles are achieved, the related cash awards will be paid in February 2011 and February 2012, respectively. No payment was made under the Cash-Based Long Term Incentive Program for fiscal 2009 because no performance cycle ended during this time period.

For the three-year performance cycles currently in progress, the cumulative three-year sales growth or EPS growth and TSR thresholds and maximums are as follows:

Cash-Based Long Term Cash Incentive Program

	FY2008–2010 Performance Period

	Sales Growth	TSR

Threshold	8.0%	30th Percentile
Maximum	17.0%	80th Percentile and above

	FY2009–2011 Performance Period

	EPS Growth	TSR

Threshold	12.0%	30th Percentile
Maximum	36.0%	90th Percentile and above

(d) Equity-Based Long Term Incentive Program.    We offer equity-based long term incentive compensation opportunities as well as cash-based long term incentive benefits because we believe the combination provides an appropriately balanced focus on long term stockholder value. In fiscal 2009, the Committee determined that equity awards for executive officers, including the Named Executive Officers, should be 100% stock options, instead of equity awards consisting of 50% stock options and 50% RSUs, as granted in the previous year. We believe that stock options provide the most direct and effective method for aligning the interests of our executive officers with those of our stockholders.

We assign a cash value for all long term incentives, whether cash or equity-based, for each executive officer. The determination of a cash value for our executive officers is based on the cash values of incentive awards granted to comparable officers of our Market Group companies, targeted at the 75th percentile. The cash value is then allocated among cash-based awards and stock options.

We grant equity awards to our executive officers, including our Named Executive Officers, annually upon recommendation of the Compensation Committee. Equity awards are also made to our senior managers. These grants are made at the annual meeting of the Board of Directors, which is held on the same day as our Annual Stockholders’ Meeting. The exercise price of stock options is equal to the closing price of McCormick common stock on the date of grant. The number of option shares is determined by dividing the stock option cash value by closing price of McCormick common stock on the date of grant and multiplying the result by a factor of 4.5, which reflects the historic correlation between the Black-Scholes model for valuing of option shares and the market value of the shares.

Chief Executive Officer Recommendations.    The compensation of every McCormick employee, including each Named Executive Officer, is influenced in large part by the responsibilities of the position and the need to ensure that employees having similar job responsibilities are paid equitably, with consideration for individual performance. During 2009, Mr. Wilson provided recommendations to the Compensation Committee with respect to the base salary amounts, performance targets for the annual and cash-based long term incentive programs, and any adjustments to the cash value for equity awards for each Named Executive Officer (other than himself). These recommendations were based on the Market Group data reviewed by the Committee and a subjective review by Mr. Wilson of the relative experience, overall performance, and impact on the accomplishment of McCormick’s financial goals and strategic objectives during the prior year of each Named Executive Officer (other than himself). While the Committee considered the recommendations of Mr. Wilson with respect to these elements of compensation, the Committee independently evaluated the recommendations and made all final compensation decisions. Mr. Wilson’s compensation, including base salary, performance targets for the annual and cash-based long term incentive programs, and the cash value for equity awards, was decided by the Compensation Committee in executive session.

Share Ownership Guidelines for Executive Officers.     We believe our executive officers should be invested in the success of the organization they lead, and thus the Compensation Committee adopted share ownership guidelines in 2004. In June 2009, the Committee reviewed our share ownership guidelines as compared to those of the Market Group companies. A majority of the Market Group companies set share ownership guidelines based on a multiple of base salary similar to ours. Based upon its review, the Committee concluded that no changes were necessary to the previously established guidelines, which are as follows:

Multiple of Base Pay

• Chief Executive Officer	5.0x
• Executive Vice President and executive officers serving as Presidents of major business units	3.0x
• Senior Vice President	2.0x
• Vice President	1.6x

Shares owned by an executive officer include common stock allocated to the officer’s 401(k) plan account as well as other shares which are beneficially owned, directly or indirectly, by the officer, but do not include shares available under exercisable options or unvested RSUs. All executive officers have five years from their appointment to meet these guidelines, and their stock ownership is reviewed annually by the Compensation Committee. Based on the closing price of the common stock on December 31, 2009, all of our Named Executive Officers satisfy the guidelines, except for Mr. Stetz who is expected to meet the guidelines within five years from his appointment.

2. Retirement Benefits and Personal Benefits.

(a) Retirement Benefits.    We provide a tax-qualified defined benefit pension plan in which most of our U.S. employees are eligible to participate, including the Named Executive Officers. For employees hired prior to December 1, 2000, base salary only is included in the calculation of the pension benefit, while base salary and the annual incentive bonus are included in the calculation of the pension benefit for employees hired on or after December 1, 2000.

We also provide a supplemental executive retirement plan (“SERP”) for a limited number of senior management employees who are age 50 and older, including the Named Executive Officers (except Mr. Stetz who is not yet age 50). Messrs. Wilson, Timbie, Kurzius and Langmead participated in the SERP in fiscal 2009. Providing a supplemental retirement benefit is consistent with other organizations in our Market Group and provides a significant retention benefit. McCormick’s SERP provides the Named Executive Officers who are age 50 and older with credit for one additional month of service for each month of service between ages 55 and 60. For the Named Executive Officers hired before December 1, 2000, the SERP also includes a significant portion of the executives’ incentive bonuses in the calculation of the SERP pension benefit in recognition of the fact that a substantial portion of the total compensation for these executives is performance-based compensation, consistent with our compensation policy. For Named Executive Officers hired on or after December 1, 2000, the SERP is calculated by multiplying the benefit amount by a factor based upon the Named Executive Officer’s wage grade at the date of retirement. Cash-based long term incentive awards and the value of equity-based long term incentive awards are not included in the calculation of the SERP benefit.

(b) Personal Benefits.    The Named Executive Officers received a limited number of personal benefits, including reimbursement of actual expenses for financial planning and wellness (for the first nine months of fiscal 2009) and a fixed car allowance. For the last three months of fiscal 2009 and thereafter, they received a fixed executive benefit allowance for expenses associated with financial planning and wellness, rather than reimbursement. These benefits make up a small portion of the total compensation of our Named Executive Officers, and we believe the retention value of these benefits well exceeds the cost of such benefits to McCormick. During fiscal 2009, the Company eliminated all tax gross-ups related to personal benefits received after August 31, 2009, such that these benefits are fully taxable to the recipient.

(c) Company Airplane.    McCormick maintains a Company airplane. It is preferred that the CEO and other executives, including the Named Executive Officers, use McCormick’s airplane whenever air travel is required for business purposes. This provides for a more efficient use of their time given the greater likelihood of direct flights and improved flight times than are available commercially. It also provides a more secure traveling environment where sensitive business issues may be discussed, and enhances personal security. Spouses, family and other guests may accompany the executive on the airplane when the executive is traveling. If the travel by the executive, spouse, family, or guest does not meet the United States Internal Revenue Service (“IRS”) standard for business use, the cost of that travel is imputed as income to the executive and the executive is fully responsible for any associated tax liability. Effective April 1, 2009, the Company eliminated all tax gross-ups relating to personal use of the airplane for executive officers. As such, to the extent any travel on the airplane results in imputed income to the Named Executive Officer, the Company no longer provides gross-up payments to cover the Named Executive Officer’s personal income tax obligation due to such imputed income.

During fiscal 2009, spouses and/or family of Messrs. Kurzius, Timbie and Wilson accompanied them on certain business trips. The Company does not incur any incremental out-of-pocket costs when additional passengers accompany an executive on the Company airplane.

For additional information on the above personal benefits, see the “All Other Compensation” column and related footnotes to the Summary Compensation Table.

Performance-Based Compensation and Risk

Although the majority of the compensation provided to our executive officers is performance-based, we believe our executive compensation programs do not encourage excessive and unnecessary risk taking by our executive officers because these programs are designed to encourage McCormick’s executive officers to remain focused on both the short and long term operational and financial goals of the Company.

While annual cash-based incentive bonus awards play an appropriate role in our executive compensation program, we believe that overweighting this form of compensation could encourage strategies and risk-taking that might not align with the long term best interests of McCormick and our stockholders. On average, 30% of target base compensation is fixed for our Named Executive Officers, while 70% is linked to performance. Appropriately, over 50% of the performance-based compensation is comprised of long term incentives which are designed to reward sustainable performance over the longer term. Further, the use of equity-based long term compensation, in combination with executive share ownership requirements (see page 25), reflects our compensation program’s goals of aligning the interests of executives and stockholders, thereby reducing the incentives to unnecessary risk taking. Furthermore, under the circumstances discussed in the following paragraph, certain share-based and cash-based awards may be forfeited, annulled, and/or reimbursed to McCormick.

Clawback Provisions:    McCormick’s 2007 Omnibus Incentive Plan (the “Omnibus Plan”), which was approved by stockholders at the April 2, 2008 Annual Meeting, outlines circumstances under which share-based and cash-based awards made under that plan may be forfeited, annulled, and/or reimbursed to McCormick. Such circumstances include: a forfeiture of the gain realized by a participating employee on account of actions taken by the employee in violation of the award agreements issued under the Omnibus Plan, and/or a finding by the Compensation Committee that a participating employee has been terminated for cause (“cause” means, as determined by the Compensation Committee, (i) gross negligence or willful misconduct in connection with the performance of duties; (ii) conviction of a criminal offense (other than minor traffic offenses); or (iii) material breach of any term of those agreements between the participant and McCormick or an affiliate, as specified in the Omnibus Plan).

Furthermore, if McCormick is required to prepare an accounting restatement due to the material noncompliance of McCormick, as a result of misconduct, with any financial reporting requirement under the securities laws, then (i) the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002, and (ii) any participant who (a) knowingly engaged in the misconduct, (b) was grossly negligent in engaging in the misconduct, (c) knowingly failed to prevent the misconduct, or (d) was grossly negligent in failing to prevent the misconduct, is required to reimburse McCormick the amount of any payment in settlement of an award earned or accrued under the Omnibus Plan during the twelve (12) month period following the public issuance or Exchange Act filing (whichever first occurred) of the financial document that contained such material noncompliance.

Tax and Accounting Considerations

Performance-Based Compensation – Section 162(m).    The Compensation Committee annually reviews and considers the deductibility of the compensation paid to our executive officers, which includes each of the Named Executive Officers, under Section 162(m) of the Internal Revenue Code. Pursuant to Section 162(m), compensation paid to certain executive officers in excess of $1,000,000 is not deductible unless it qualifies as “performance-based compensation.” The Committee endeavors to structure the executive compensation program so that each executive’s compensation will generally be fully deductible. The compensation paid pursuant to our cash-based long term incentive program and our stock option grants generally qualifies as “performance-based compensation” for purposes of Section 162(m). Base salaries and RSU grants do not qualify as “performance-based compensation” pursuant to the requirements of Section 162(m). From time to time, the Committee may approve compensation that exceeds the $1,000,000 limitation under Section 162(m) in order to provide competitive levels of total compensation for our executive officers.

For fiscal 2009, compensation for Mr. Wilson exceeded the Section 162(m) limitation due primarily to base salary and RSUs.

Services Provided by Former CEO

We entered into a consulting agreement with Mr. Lawless in connection with his retirement as CEO, effective January 1, 2008. In each of December 2008 and December of 2009, the agreement was renewed for another year on the same terms and conditions as the original agreement, except that Mr. Lawless agreed to waive the consulting fee during the renewal terms, such that the Company will only reimburse Mr. Lawless for reasonable expenses, including travel expenses incurred, during his consultancy period.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors has reviewed the foregoing Compensation Discussion and Analysis with management and, based on these reviews and discussions, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in McCormick’s Annual Report on Form 10-K for the fiscal year ended November 30, 2009 and in this proxy statement.

Submitted by:	Compensation Committee William E. Stevens, Chairman Joseph W. McGrath George A. Roche

SUMMARY COMPENSATION TABLE

The following table sets forth the compensation earned during the applicable fiscal year by our CEO and CFO during fiscal 2009, and each of the other three most highly compensated executive officers of McCormick who were executive officers as of the end of fiscal 2009.

Name and Principal Position	Year	Salary ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	Non- Equity Incentive Plan Compensation ($)(1)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All other Compensation ($)		Total
Alan D. Wilson Chairman, President and Chief Executive Officer	2009 2008 2007	836,245 742,116 541,311	487,834 544,019 290,280	660,409 422,367 410,339	1,647,761 3,722,342 706,090	1,151,522 455,962 2,870	60,961 104,303 53,094	(5)	4,844,732 5,991,109 2,003,984

Gordon M. Stetz, Jr. Executive Vice President & Chief Financial Officer	2009 2008 2007	409,441 383,655 282,991	113,257 109,886 52,335	136,217 100,458 109,302	475,935 643,168 168,434	128,976 0 (5,956)	48,695 48,843 425,093	(6)	1,312,521 1,286,010 1,032,199

Mark T. Timbie President – North American Consumer Foods	2009 2008 2007	473,841 460,601 446,428	179,379 298,836 199,516	675,365 15,830 394,889	531,162 1,843,992 416,790	780,829 24,410 80,598	59,331 65,504 40,945	(7)	2,699,907 3,109,173 1,579,166

Lawrence E. Kurzius President – McCormick International	2009 2008 2007	457,620 418,655 376,975	155,466 226,036 186,185	231,193 189,512 225,507	282,316 1,058,582 326,421	155,476 1,691 6,131	54,450 912,884 418,976	(8)	1,336,521 2,807,360 1,540,195

Charles T. Langmead President – U.S. Industrial Group	2009	378,766	141,794	224,926	220,148	604,772	52,311	(9)	1,622,717

(1)

The 2009 Salary and Non-Equity Incentive Plan Compensation columns include amounts deferred at the election of the Named Executive Officer. For more information on the amount of cash compensation deferred for each Named Executive Officer during fiscal 2009, see the “Non-Qualified Deferred Compensation Table” below.

(2)

Amounts represent the dollar amount recognized for financial statement reporting purposes with respect to each fiscal year for each Named Executive Officer, disregarding any estimates of forfeitures. Amounts in the “Stock Awards” column reflect the expense related to grants of RSUs pursuant to our 2007 Omnibus Incentive Plan and 2004 Long Term Incentive Plan, and amounts in the “Option Awards” column reflect the expense related to grants of stock options pursuant to our 1997 and 2001 Stock Option Plans, 2004 Long Term Incentive Plan, and 2007 Omnibus Incentive Plan.

(3)

Amounts for fiscal 2009 represent the cash awards earned by the Named Executive Officer under our Annual Performance-Based Incentive Compensation Plan for the fiscal 2009 performance period. For further information, see the “Grants of Plan-Based Awards Table” and accompanying footnotes below. Amounts for fiscal 2008 include cash awards paid to participants for the three year Cash-Based Long Term Incentive Program cycle beginning on December 1, 2005 and ending on November 30, 2008. No performance cycles ended in fiscal 2009 or fiscal 2007 under the Cash-Based Long Term Incentive Program, and accordingly no payments under the program were made for these fiscal years.

(4)

Amounts for fiscal 2009 represent the actuarially-determined pro-rated aggregate change in the Named Executive Officer’s accumulated benefit under our defined benefit pension plan and SERP from the pension plan measurement date used for financial statement reporting purposes with respect to fiscal 2008 to fiscal 2009 (i.e., November 30, 2008 to November 30, 2009). Where a “0” or negative value appears, it may represent a decrease in pension value due to an interest rate change.

(5)

Amounts for fiscal 2009 represent $32,554 in personal benefits paid to Mr. Wilson, $19,207 in tax gross-up payments related to those benefits and $9,200 in matching funds paid by McCormick under the McCormick 401(k) plan. The personal benefits include (i) $5,185 paid pursuant to our financial/wellness program; (ii) a car allowance of $21,831, and (iii) an executive benefit allowance of $5,538.

(6)

Amounts for fiscal 2009 represent $35,160 in personal benefits paid to Mr. Stetz, $4,335 in tax gross-up payments related to those benefits and $9,200 in matching funds paid by McCormick under the McCormick 401(k) plan. The personal benefits include (i) $7,791 paid pursuant to our financial/wellness program; (ii) a car allowance of $21,831, and (iii) an executive benefit allowance of $5,538.

(7)

Amounts for fiscal 2009 represent $42,819 in personal benefits paid to Mr. Timbie, $7,311 in tax gross-up payments related to those personal benefits and $9,200 in matching funds paid by McCormick under the McCormick 401(k) plan. The personal benefits include (i) spouse travel on commercial airlines of $2,272; (ii) $9,765 paid pursuant to our financial/wellness program; (iii) mortgage subsidy from a prior relocation of $3,413; (iv) car allowance of $21,831, and (v) an executive benefit allowance of $5,538.

(8)

Amounts for fiscal 2009 represent $39,682 in personal benefits paid to Mr. Kurzius, $5,568 in tax gross-up payments related to those benefits and $9,200 in matching funds paid by McCormick under the McCormick 401(k) plan. The personal benefits include (i) $9,200 paid pursuant to our financial/wellness program; (ii) a car allowance of $21,831; (iii) an executive benefit allowance of $5,538; (iv) $1,738 in storage costs related to a previous international assignment and (v) $1,375 in tax preparation services related to a previous international assignment.

(9)

Amounts for fiscal 2009 represent $36,822 in personal benefits paid to Mr. Langmead, $6,288 in tax gross-up payments related to those benefits and $9,200 in matching funds paid by McCormick under the McCormick 401(k) plan. The personal benefits include (i) service award of $380; (ii) spouse travel on commercial airlines of $165; (iii) $8,908 paid pursuant to our financial/wellness program, (iv) a car allowance of $21,831; and (v) an executive benefit allowance of $5,538.

Narrative to the Summary Compensation Table

McCormick does not maintain any employment agreements or arrangements with the Named Executive Officers or other executive officers. In addition, dividends are not accrued or paid on RSUs.

The compensation included in the Summary Compensation Table under “All Other Compensation” includes tax gross-ups provided to the executive (i) prior to April 1, 2009, for use of the airplane which resulted in imputed income to the individual for tax purposes, and (ii) prior to September 1, 2009, for financial planning and wellness.

All provisions for tax gross-ups for personal benefits and the Company airplane have been eliminated for executive officers.

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GRANTS OF PLAN-BASED AWARDS

The following table sets forth the grants of plan-based awards by McCormick during fiscal 2009.

	Grant Date	Estimated Possible Payouts Under Non- Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Equity Exercise or Base Price of Option Awards ($/Sh)(5)	Grant Date Fair Value of Stock and Option Awards ($)(6)
Name		Threshold ($)	Target ($)	Maximum ($)
Alan D. Wilson	(1)	(3)	860,000(1)	1,720,000(1)	-	-	-	-
	1/27/09	(3)	1,200,000(2)	2,400,000(2)	-	-	-	-
	3/25/09	(3)	-	-	-	301,100	29.89	1,517,544
Gordon M. Stetz, Jr.	(1)	(3)	248,401(1)	621,001(1)	-	-	-	-
	1/27/09	(3)	350,000(2)	700,000(2)	-	-	-	-
	3/25/09	(3)	-	-	-	63,500	29.89	320,040
Mark T. Timbie	(1)	(3)	286,650(1)	716,625(1)	-	-	-	-
	1/27/09	(3)	425,000(2)	850,000(2)	-	-	-	-
	3/25/09	(3)	-	-	-	83,900	29.89	422,856
Lawrence E. Kurzius	(1)	(3)	276,781(1)	691,951(1)	-	-	-	-
	1/27/09	(3)	425,000(2)	850,000(2)	-	-	-	-
	3/25/09	(3)	-	-	-	83,900	29.89	422,856
Charles T. Langmead	(1)	(3)	229,800(1)	574,500(1)	-	-	-	-
	1/27/09	(3)	350,000(2)	700,000(2)	-	-	-	-
	3/25/09	(3)	-	-	-	63,500	29.89	320,040

(1)

Amounts represent the target and maximum amounts that could have been earned for fiscal 2009 by each Named Executive Officer under our Annual Performance-Based Incentive Compensation Plan. The actual amounts earned by each Named Executive Officer are included in the fiscal 2009 “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table above.

(2)	Amounts represent the target and maximum amount that could be earned under our Cash-Based Long Term Incentive Program, the three year performance period for which began December 1, 2008.
(3)	The plan does not provide for any “threshold” or guaranteed payment amount.
(4)

Amounts shown include awards of stock options under the 2007 Omnibus Incentive Plan. These stock options vest based upon the executive’s continued services to McCormick and will vest in equal installments over four years (subject to certain acceleration provisions, as discussed under “Potential Payments upon Termination or Change in Control” below).

(5)	The exercise price of the stock options is equal to the closing price of the common stock on the date of the grant.
(6)	Amounts represent the cumulative grant date fair value of each equity award granted during fiscal 2009 for each Named Executive Officer.

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OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth the outstanding equity awards held by each Named Executive Officer as of November 30, 2009.

	Option Awards					Stock Awards

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(6)

Alan D. Wilson	0	301,100	(1)	29.89	3/24/2019
	25,451	76,349	(3)	37.59	4/01/2018	11,306	(2)	403,398
	26,450	26,450	(4)	38.28	3/27/2017
	28,800	9,600	(5)	32.83	2/27/2016
	55,100	0		38.35	1/24/2015
	87,420	0		30.60	1/26/2014
Gordon M. Stetz, Jr.	0	63,500	(1)	29.89	3/24/2019
	6,325	18,975	(3)	37.59	4/01/2018	2,807	(2)	100,154
	3,702	3,698	(4)	38.28	3/27/2017
	6,451	2,149	(5)	32.83	2/27/2016
	16,400	0		38.35	1/24/2015
	28,000	0		30.60	1/26/2014
	14,000	0		22.26	1/27/2013
	1,460	0		21.375	1/21/2012
Mark T. Timbie	0	83,900	(1)	29.89	3/24/2019
	8,325	24,975	(3)	37.59	4/01/2018	3,704	(2)	132,159
	16,450	16,450	(4)	38.28	3/27/2017
	21,826	7,274	(5)	32.83	2/27/2016
	55,100	0		38.35	1/24/2015
	87,420	0		30.60	1/26/2014
	40,000	0		22.26	1/27/2013
Lawrence E. Kurzius	0	83,900	(1)	29.89	3/24/2019
	6,325	18,975	(3)	37.59	4/01/2018	3,179	(2)	113,427
	12,450	12,450	(4)	38.28	3/27/2017
	21,826	7,274	(5)	32.83	2/27/2016
	23,400	0		38.35	1/24/2015
	40,000	0		30.60	1/26/2014
	40,000	0		27.06	6/02/2013
Charles T. Langmead	0	63,500	(1)	29.89	3/24/2019
	6,325	18,975	(3)	37.59	4/01/2018	2,807	(2)	100,154
	12,450	12,450	(4)	38.28	3/27/2017
	21,826	7,274	(5)	32.83	2/27/2016
	23,400	0		38.35	1/24/2015
	40,000	0		30.60	1/26/2014

(1)	The remaining unvested stock options will vest in equal increments on March 25 of each of 2010, 2011, 2012 and 2013.
(2)	The remaining unvested RSUs will vest on March 15, 2010.
(3)	The remaining unvested stock options will vest in equal increments on April 2 of 2010, 2011 and 2012.
(4)	The remaining unvested stock options will vest in equal increments on March 28 of 2010 and 2011.
(5)	The remaining unvested stock options will vest on February 28 of 2010.
(6)	Market value is calculated by multiplying the closing market price of our common stock on November 30, 2009 ($35.68) by the number of unvested RSUs.

OPTION EXERCISES AND STOCK VESTED IN LAST FISCAL YEAR

The following table sets forth option exercises and the vesting of RSU awards which occurred during fiscal 2009.

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)

Alan D. Wilson	-	-	17,151	531,136
Gordon M. Stetz, Jr.	-	-	3,623	113,232
Mark T. Timbie	-	-	7,342	224,563
Lawrence E. Kurzius	-	-	6,301	192,723
Charles T. Langmead	96,000	1,234,753	5,929	180,890

(1)

The amounts shown are calculated based on the difference between the closing market price of our common stock on the date of exercise and the exercise price of the options, multiplied by the number of shares for which the options were exercised. The actual value realized by each Named Executive Officer, after payment of related taxes and fees, was as follows: Mr. Langmead - $749,112.

(2)

The amounts shown are calculated based on the closing market price of our Common Stock Non-Voting on the date of vesting, multiplied by the number of vested shares. The actual value realized by each Named Executive Officer, after payment of related taxes, was as follows: Mr. Wilson - $332,082; Mr. Stetz - $74,534; Mr. Timbie - $147,020; Mr. Kurzius - $139,917; and Mr. Langmead - $118,481.

Pension Benefits

McCormick’s tax-qualified pension plan is a defined benefit, non-contributory plan. Similar to all other participants in the plan, the Named Executive Officers are generally eligible to participate in the plan upon completing one year of service. The normal retirement age pursuant to the plan is 65, however a participant may retire at 62 without receiving a reduction in benefits due to age, or as early as 55 with their benefits reduced 5/12 of 1% per month for each month that the participant is less than age 62. As of November 30, 2009, Mr. Timbie was eligible for early retirement at age 55 with reduced benefits.

The plan provides benefits (which are reduced by an amount equal to 50% of the participant’s Social Security benefit for those employees hired before December 1, 2000) based on the participant’s years of service and the highest average compensation over a period of five consecutive years. As defined in the plan, “years of service” means all of the executive’s years of service to McCormick after becoming eligible to enter the plan (generally after one year of employment with McCormick). However, if a participant experiences a total and permanent disability prior to age 65, the participant’s benefit will be based upon the participant’s years of service as if he or she had served to the later of age 65 or five years after the total and permanent disability and compensation as of the date of the total and permanent disability. Also as defined in the pension plan, “highest average compensation” means base pay only for employees hired prior to December 1, 2000, and base pay and annual incentive bonus for employees hired on or after December 1, 2000. All the Named Executive Officers were hired prior to December 1, 2000, except Mr. Kurzius who was hired after that date.

Messrs. Wilson, Timbie, Kurzius and Langmead also participate in the supplemental executive retirement plan or SERP. The SERP was adopted in 1979 to provide a limited group of senior executives who are age 50 and older with an inducement to retire before age 65 by providing the executives with an additional month of service credit for each month of service between ages 55 and 60. For executive participants hired prior to December 1, 2000, the SERP includes a significant portion of the executives’ annual bonuses in the calculation of pension benefits. Specifically, the calculation of average monthly earnings includes 90% of 1/12 of the average of the five highest annual bonuses payable for any five of the ten calendar years immediately preceding termination. For Named Executive Officers hired on or after December 1, 2000, the SERP is calculated by multiplying the benefit amount by a factor based upon the Named Executive Officer’s wage grade at the date of retirement.

If the participating executive experiences a termination by McCormick without cause prior to age 55, the executive’s SERP benefit will vest immediately upon such termination and will be based upon the executive’s years of service and compensation as of the date of the termination. Only an annuity form of benefit is permitted under both the qualified plan and the SERP, except in the event of a change in control, and in that event, a lump sum benefit is paid under the SERP.

The following table sets forth the accumulated benefit payable upon retirement to each of the Named Executive Officers pursuant to our defined benefit plan and, as applicable, the SERP.

Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)

Alan D. Wilson	Pension Plan	15 yrs. 2 mos.	278,258	0
	SERP	15 yrs. 2 mos.	1,668,157	0

Gordon M. Stetz, Jr.	Pension Plan	21 yrs.	308,516	0

Mark T. Timbie	Pension Plan	12 yrs. 4 mos.	347,676	0
	SERP	12 yrs. 7 mos.	1,034,946	0

Lawrence E. Kurzius	Pension Plan	4 yrs. 11 mos.	49,678	0
	SERP	4 yrs. 11 mos.	153,583	0

Charles T. Langmead	Pension Plan	31 yrs. 6 mos.	470,754	0
	SERP	31 yrs. 6 mos.	819,807	0

(1)

Represents the number of years of service credited to the Named Executive Officer under the respective plan, computed as of the same pension plan measurement date used pursuant to our fiscal 2009 audited financial statements (November 30, 2009). Actual years of service are as follows: Mr. Wilson - 16 yrs. 2 mos; Mr. Stetz - 22 yrs; Mr. Timbie - 13 yrs, 4 mos; Mr. Kurzius - 4 yrs, 11 mos; Mr. Langmead - 33yrs, 4 mos. The difference in Mr. Timbie’s credited service between the two plans is due to the additional credit provided by the SERP for each month of service in the Plan after age 55.

(2)

Amounts represent the actuarial present value of the Named Executive Officer’s accumulated benefit under each respective plan, computed as of the same pension plan measurement date used pursuant to our fiscal 2009 audited financial statements (November 30, 2009). For a discussion of the assumptions used in this valuation, see Note 9 to our fiscal 2009 audited financial statements. All assumptions are the same for purposes of the above calculation, other than the assumed retirement age is age 62, the earliest age at which the executives may retire with unreduced benefits.

Non-Qualified Deferred Compensation

In 1999, McCormick adopted a deferred compensation plan that allows a limited number of management employees, including each of the Named Executive Officers, to defer up to 80% of their base salary and up to 80% of their annual cash bonus each year. These percentages were chosen to provide maximum deferral flexibility while requiring sufficient non-deferral salary out of which federal withholding and certain other payroll-based items could be funded. McCormick makes no contributions to the plan. For all plan participants, including each of the Named Executive Officers, the deferred amounts are recorded in a notional deferred compensation account and change in value based upon the gains and losses of benchmark fund alternatives.

These fund alternatives are the same as those available under the McCormick 401(k) Retirement Plan, except there is also one real estate fund (which is generally publicly-available) that is offered under this plan that is not available under the McCormick 401(k) Retirement Plan because it was determined by the Investment Committee to have a risk level that is not appropriate to offer in the more general McCormick 401(k) Retirement Plan. Participants may generally elect to change their fund choices at any time (there are certain restrictions applicable to participants subject to Section 16 of the Exchange Act).

In most cases, deferred amounts plus earnings are paid upon the participant’s retirement or termination of employment. For deferrals made prior to 2005, upon a participant’s termination of employment, the plan balance is paid on a lump-sum basis. Upon retirement, the plan balance is paid in either a lump sum or in 5, 10, 15, or 20-year installments based on the participant’s election made at the time of the deferral. For deferrals made in 2005 and beyond, the plan balance is paid six months following retirement or termination in either a lump sum or in 5, 10, 15, or 20-year installments based on the participant’s election made at the time of the deferral.

The following table sets forth the Named Executive Officers’ contributions, account earnings and aggregate balance under the nonqualified deferred compensation plan as of November 30, 2009.

Name	Executive Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(3)
Alan D. Wilson	420,222	349,620	0	1,296,275
Gordon M. Stetz, Jr.	99,046	60,815	34,767	445,737
Mark T. Timbie	366,579	241,596	0	1,828,300
Lawrence E. Kurzius	179,019	110,271	0	407,470
Charles T. Langmead	76,975	46,048	0	213,139

(1)

Amounts represent deferrals of base salary and annual non-equity incentive plan compensation by each respective Named Executive Officer during fiscal 2009 as follows: Mr. Wilson - $83,500 (salary), $336,722 (non-equity incentive plan compensation); Mr. Stetz - $42,454 (salary), $56,592 (non-equity incentive plan compensation); Mr. Timbie - $ 94,719 (salary), $271,860 (non-equity incentive plan compensation); Mr. Kurzius - $91,478 (salary), $87,541 (non-equity incentive plan compensation); and Mr. Langmead - $0 (salary), $76,975 (non-equity incentive plan compensation). The salary amounts are included with the “Salary” column of the “Summary Compensation Table” above. The non-equity incentive plan compensation amounts are fiscal 2008 annual incentive compensation that was paid during fiscal 2009 and thus are not included in the Summary Compensation Table. The “Executive Contributions in Last Fiscal Year” Column does not include executive contributions made in fiscal 2010 relating to non-equity incentive plan compensation earned in fiscal 2009.

(2)	Non-qualified deferred compensation earnings are not above-market or preferential and therefore these amounts are not reported in the “Summary Compensation Table” above.
(3)

Of these amounts, the following aggregate amounts are included in the Summary Compensation Table above (either as fiscal 2007, 2008 or 2009 compensation) for each Named Executive Officer: Mr. Wilson - $815,669; Mr. Stetz - $236,749; Mr. Timbie - $812,532; Mr. Kurzius - $359,845; and Mr. Langmead - $76,975.

Potential Payments Upon Termination Or Change In Control

Other than as described below, McCormick does not maintain any agreements, arrangements or plans that provide the Named Executive Officers with payments upon a termination or change in control of McCormick that are not available generally to all employees of McCormick on a non-discriminatory basis.

Similar to all employees of McCormick, upon termination without cause, each Named Executive Officer is entitled to receive the following payments and benefits:

•	a lump sum payment equal to his or her accrued but unused vacation time;

•

post-employment health benefits for the remainder of the calendar month of departure and option for benefits payable under the Consolidated Omnibus Benefits Reconciliation Act for up to 18 months following termination;

•	severance equal to one week of base pay for every year of service, plus six weeks;

•

in the event of a termination of employment due to total and permanent disability, a monthly payment equal to 50% of salary minus 50% of the Social Security payment received paid in equal monthly installments until the executive attains age 65; and

•	a one-time benefit paid to his or her beneficiary upon death in an amount equal to the executive’s base salary, subject to a limit of $500,000.

In addition, upon termination of employment, including retirement, the applicable Named Executive Officers are entitled to receive their respective balances pursuant to our nonqualified deferred compensation plan as described above under “Non-Qualified Deferred Compensation.”

Equity Plans

The vesting schedules under outstanding equity awards accelerate upon death, total and permanent disability, involuntary termination without cause, retirement and a “change in control” (defined below). While this benefit is available to all of our equity plan participants equally, pursuant to SEC requirements we have included this acceleration benefit in the table below.

A “change in control” is generally defined as:

•

the consolidation or merger of McCormick with or into another entity where McCormick is not the continuing or surviving corporation, except for any consolidation or merger in which, generally, the holders of McCormick’s Common Stock and Common Stock Non-Voting immediately before the consolidation or merger own in excess of 50% of the voting stock of the surviving corporation;

•	any sale, lease, exchange or other transfer of all or substantially all of the assets of McCormick;

•

any person becoming the beneficial owner, directly or indirectly, of McCormick securities representing more than 13% (or 35% in the event that the vote limitation provision of McCormick’s Charter is deemed unenforceable) of the voting power of all the outstanding securities of McCormick having the right to vote in an election of the Board; or

•

directors elected by the Company’s stockholders at the most recent annual meeting of stockholders, and any new directors approved by at least a majority of the directors then in office, cease to constitute a majority of the members of the Board.

Estimates of Payments

The table below sets forth estimated payment amounts each Named Executive Officer would have received, unless otherwise noted, upon death, total and permanent disability, retirement, involuntary termination without cause, or change in control, assuming a triggering event on November 30, 2009. For purposes of the estimated amounts below, we have assumed that the price per share of our common stock was $35.68, the closing market price of our Common Stock Non-Voting on November 30, 2009 (the last business day of our fiscal year).

In addition, we have not included each applicable Named Executive Officer’s award under the Annual Performance-Based Incentive Compensation Plan, or their respective balances pursuant to our Non-Qualified Deferred Compensation Plan as these amounts are disclosed in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table,” and the “Aggregate Balance at Last FYE” column of the Non-Qualified Deferred Compensation” table, above.

Potential Payments Upon Termination or Change in Control	Alan D. Wilson		Gordon M. Stetz, Jr.	Mark T. Timbie		Lawrence E. Kurzius		Charles T. Langmead
Cash-Based Long Term Incentive Plan:
2008-2010 (Performance Period)
Retirement/Death/ Disability/Involuntary Termination (1)	$765,766		$193,200	$279,450		$209,760		$198,720
Change in Control (“CIC”)	1,148,649		289,800	419,175		314,640		298,080
2009-2011 (Performance Period)
Retirement/Death/ Disability/Involuntary Termination (1)	400,000		116,667	141,667		141,667		116,667
Change in Control	1,200,000		350,000	425,000		425,000		350,000
Equity Awards:
Accelerated Restricted Stock Units	403,398		100,154	132,159		113,427		100,154
Accelerated Stock Options	1,770,729		373,790	506,512		506,512		388,396
Pension Plan Payment (2)
Retirement/Involuntary Termination/CIC	278,258		308,516	347,676		49,678		470,754
Disability	546,514		573,860	516,831		190,172		697,431
Death	134,849		136,717	148,323		22,913		235,301
SERP Payment (3)
Retirement/Involuntary Termination/CIC	1,668,157	(5)	-	1,034,946	(6)	153,583	(7)	819,807	(8)
Disability	3,771,008		-	1,507,254		816,777		1,226,964
Death	489,418		-	509,339		43,376		251,032
Disability Benefits (4)	293,424		70,424	102,299		94,074		54,924

(1)

These amounts represent target awards for the 2008-2010 and 2009-2011 performance cycles adjusted pro rata based on service through November 30, 2009. The cash-based long term incentive plan provides that these amounts would be further adjusted (0-200%) based on McCormick’s performance.

(2)

Present value of benefits payable immediately if triggering event occurred on November 30, 2009. The amounts are calculated based on the 2009 FAS disclosure discount rates of 6.27% and the Generational RP-2000 combined Mortality Table for post-retirement mortality.

(3)

Present value of benefits payable immediately if triggering event occurred on November 30, 2009. The amounts are calculated based on the 2009 FAS disclosure discount rates of 5.97% and the Generational RP-2000 combined Mortality Table for post-retirement mortality. See the narrative to the “Pension Benefits” table above for a discussion of the payment formulae upon the various termination events.

(4)

The amount shown is an estimated annual benefit paid to the Named Executive Officer in the event that he becomes totally and permanently disabled. The amounts are calculated on the amount in excess of $245,000 limit. The amounts set forth in the table above assume the executive’s current base salary and one-half of the maximum social security offset, as applicable.

(5)

As of November 30, 2009, present value of benefits associated with involuntary termination for Mr. Wilson would have been $994,793 and $872,917 for change in control. Amount shown for Mr. Wilson represents the present value of benefits associated with retirement.

(6)

As of November 30, 2009, present value of benefits associated with change in control for Mr. Timbie would have been $1,148,799. The amount shown for Mr. Timbie represents the present value of benefits associated with retirement and involuntary termination.

(7)

As of November 30, 2009, present value of benefits associated with involuntary termination for Mr. Kurzius would have been $91,545 or $79,421 for change in control. The amount shown for Mr. Kurzius represents the present value of benefits associated with retirement.

(8)

As of November 30, 2009, present value of benefits associated with involuntary termination for Mr. Langmead would have been $488,371 or $436,139 for change in control. The amount shown for Mr. Langmead represents the present value of benefits associated with retirement.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes information about McCormick’s equity compensation plans as of November 30, 2009:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	(1) Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity Compensation Plans approved by security holders (1)	Common Stock 8,275,606 Common Stock Non-Voting 2,776,804	Common Stock $29.40 Common Stock Non-Voting $29.46	Common Stock 4,331,955 Common Stock Non-Voting 2,105,922

Equity Compensation Plans not required to be approved by security holders (2)	Common Stock 156,885 Common Stock Non-Voting 52,570	Common Stock $31.62 Common Stock Non-Voting $31.52	Common Stock -0- Common Stock Non-Voting -0-

Total	Common Stock 8,432,491 Common Stock Non-Voting 2,829,374	Common Stock $29.44 Common Stock Non-Voting $29.50	Common Stock 4,331,955 Common Stock Non-Voting 2,105,922

(1)

Includes the 1997 and 2001 Stock Option Plans, the 2007 Employees Stock Purchase Plan, the 1991, 1999 and 2004 Directors Non-Qualified Stock Option Plans, the Directors’ Share Ownership Program, the 2004 Long Term Incentive Plan, and the 2007 Omnibus Incentive Plan.

(2)

Includes options granted to foreign nationals pursuant to plans for certain non-US subsidiaries and in lieu of participation under the 1997 and 2001 Stock Option Plans, the 2004 Long Term Incentive Plan and the 2007 Omnibus Incentive Plan. Except for minor variations required by tax laws of various jurisdictions, the terms and conditions of such options are substantially the same as the options granted under the U.S. plans.

REPORT OF AUDIT COMMITTEE

The responsibilities of the Audit Committee are defined in a charter which has been approved by the Board of Directors. The Committee’s Charter is available at McCormick’s website at www.mccormickcorporation.com under “Investor Relations” then “Corporate Governance,” “Board Committees - Descriptions & Charters.” Among other things, the Charter gives the Committee the responsibility for reviewing McCormick’s audited financial statements and the financial reporting process. In carrying out that responsibility, the Committee has reviewed and discussed McCormick’s audited financial statements with management, and it has discussed with McCormick’s Independent Registered Public Accounting Firm the matters which are required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended and as adopted by the Public Company Accounting Oversight Board (PCAOB”) in Rule 3200T. In addition, the Committee has received and reviewed the written disclosures and letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the Independent Registered Public Accounting Firm’s communications with the Audit Committee concerning independence and has discussed with such firm its independence. The Audit Committee has reviewed the fees of the Independent Registered Public Accounting Firm for non-audit services and believes that such fees are compatible with the independence of the Independent Registered Public Accounting Firm.

Based on these reviews and discussions, the Committee recommended to the Board of Directors that McCormick’s audited financial statements be included in McCormick’s Annual Report on Form 10-K for the fiscal year ended November 30, 2009.

All members of the Audit Committee are “independent” pursuant to the requirements of McCormick’s Corporate Governance Guidelines, the NYSE’s Listing Standards, and applicable SEC rules.

Submitted by:

Audit Committee

James T. Brady, Chairman

J. Michael Fitzpatrick

Michael D. Mangan

Fees of Independent Registered Public Accounting Firm

Audit Fees

The audit fees billed for professional services rendered by Ernst & Young LLP for the audit of McCormick’s annual financial statements for the most recent fiscal year and the review of the financial statements included in McCormick’s Quarterly Reports on Form 10-Q for the most recent fiscal year were $4.2 million. For the 2008 fiscal year, such fees were $4.2 million.

Audit Related Fees

The aggregate fees billed for all audit related services rendered by Ernst & Young LLP for the most recent fiscal year were approximately $500,000, and for the 2008 fiscal year were approximately $400,000. Audit related services principally include due diligence in connection with acquisitions, accounting consultations, audits and consultations in connection with dispositions, assistance with internal control documentation and information systems audits. McCormick discontinued utilizing Ernst & Young LLP as its internal auditor in July of 2002.

Tax Fees

The aggregate fees billed for all tax services rendered by Ernst & Young LLP for the most recent fiscal year were approximately $300,000, and for the 2008 fiscal year were approximately $500,000. Tax services principally include tax compliance, tax advice and tax planning.

All Other Fees

Other professional services include advisory services and tax round tables. The aggregate fees billed for other professional services rendered by Ernst & Young LLP for the most recent fiscal year were approximately $100,000. No other professional services were rendered in 2008.

The Audit Committee has adopted policies and procedures for the pre-approval of the above fees. All requests for services to be provided by Ernst & Young LLP are submitted to the Manager of Internal Audit, who subsequently requests pre-approval (for service fees of $250,000 or less) from the Audit Committee Chairman. Requests for services in excess of $250,000 require approval from the entire Audit Committee. A schedule of pre-approved services is reviewed by the entire Audit Committee at each Audit Committee meeting.

PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors has ratified the Audit Committee’s appointment of the accounting firm of Ernst & Young LLP to serve as the Independent Registered Public Accounting Firm of McCormick for fiscal year 2010, subject to ratification by the stockholders of McCormick. Ernst & Young LLP were first appointed to serve as the Independent Registered Public Accounting Firm of McCormick in 1982 and are considered by the Audit Committee and the management of McCormick to be well qualified.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Although stockholder ratification is not required, the appointment of Ernst & Young LLP is being submitted for ratification as a matter of good corporate practice with a view towards soliciting stockholders’ opinions which the Audit Committee will take into consideration in future deliberations. If Ernst & Young LLP’s selection is not ratified at the Annual Meeting of Stockholders, the Audit Committee will reconsider whether to retain Ernst & Young LLP. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of McCormick and its stockholders.

Required Vote of Stockholders.

The affirmative vote of a majority of the votes cast by holders of the shares of Common Stock present in person or by proxy at a meeting at which a quorum is present is required to ratify the appointment of Ernst & Young LLP as McCormick’s independent registered public accounting firm.

The Board of Directors recommends that stockholders vote FOR ratification.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires McCormick’s directors and officers, and persons who own more than 10% of a registered class of McCormick’s equity securities, to file with the SEC and the NYSE, initial reports of ownership and reports of changes in beneficial ownership of such equity securities of McCormick. To McCormick’s knowledge, based upon the reports filed and written representations regarding reports required during the fiscal year ended November 30, 2009, no executive officer or any director of McCormick failed to file reports required by Section 16(a) on a timely basis.

Other Matters

Management knows of no other matters that may be presented for consideration at the Annual Meeting. However, if any other matters properly come before the Annual Meeting, it is the intention of the persons named in the proxy to vote such proxy in accordance with their judgment on such matters.

Voting Procedures

The affirmative vote of a majority of all votes cast by holders of Common Stock present in person or by proxy at a meeting at which a quorum is present is required for the election of each director nominee, and the ratification of the appointment of Ernst & Young LLP as McCormick’s independent registered public accounting firm. Abstentions are not counted in the number of votes cast and will have no effect on the results of the vote.

Under current NYSE rules, the proposal to ratify the appointment of independent auditors is considered a “discretionary” item. This means that brokerage firms may vote in their discretion on this matter on behalf of clients who have not furnished voting instructions at least 15 days before the date of the Annual Meeting of Stockholders. In contrast, the proposal to elect directors is a “non-discretionary” item. This means brokerage firms that have not received voting instructions from their clients on these matters may not vote on this proposal. These so-called “broker non-votes” will not be considered in determining the number of votes necessary for approval and, therefore, will have no effect on the outcome of the vote for this proposal.

Householding Of Annual Disclosure Documents

Pursuant to SEC rules, McCormick intends to send a single annual report and proxy statement to any household where two or more stockholders reside unless it has received contrary instructions from the stockholders. This rule benefits both stockholders and McCormick. It eliminates unnecessary mailings delivered to your home and helps to reduce McCormick’s expenses. Each stockholder will continue to receive a separate proxy card. If your household receives a single set of disclosure documents for this year, and you would prefer to receive a duplicate copy, please contact McCormick’s delivery agent, Broadridge Financial Solutions, Inc., by calling its toll-free number, 800-542-1061, sending an electronic mail message to sendmaterial@proxyvote.com, or writing to Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood, NY, 11717. McCormick will provide you with a duplicate copy promptly. If you share an address with another McCormick stockholder and you would prefer to receive a separate set of annual disclosure documents in the future or both of you would prefer to receive only a single set of McCormick’s annual disclosure documents, please contact Broadridge Financial Solutions, Inc. at the above telephone number or address.

Stockholder Proposals For 2011 Annual Meeting

Proposals of stockholders to be presented at the 2011 Annual Meeting must be received by the Secretary of McCormick on or before October 19, 2010 to be considered for inclusion in the 2011 proxy statement material.

Stockholders wishing to submit proposals or director nominations at the 2011 Annual meeting that are not to be included in such proxy statement material must deliver notice to the Secretary at the principal executive offices of McCormick no later than the close of business on the 60th day, nor earlier than the close of business on the 90th day, prior to the first anniversary of the preceding year’s annual meeting (i.e., between December 31, 2010 and January 31, 2011). Stockholders are also advised to review McCormick’s By-Laws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations.

McCORMICK

McCORMICK & COMPANY, INCORPORATED

18 LOVETON CIRCLE

SPARKS, MD 21152

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our Company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M19386-P86869

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

McCORMICK & COMPANY, INCORPORATED

The Board of Directors recommends you vote

FOR the following proposals:

1. ELECTION OF DIRECTORS

For Against Abstain

Nominees:

1a. J. P. Bilbrey

1b. J. T. Brady

1c. J. M. Fitzpatrick

1d. F. A. Hrabowski, III

1e. M. D. Mangan

1f. M. M. V. Preston

1g. G. A. Roche

1h. W. E. Stevens

1i. A. D. Wilson

For address changes and/or comments, please check this box and write them on the back where indicated.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

For Against Abstain

2. RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

3. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

Signature (Joint Owners) Date

McCORMICK & COMPANY, INCORPORATED

ANNUAL MEETING OF STOCKHOLDERS

Wednesday, March 31, 2010

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M19387-P86869

McCORMICK & COMPANY, INCORPORATED

proxy

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Alan D. Wilson and W. Geoffrey Carpenter and each of them, the proxies of the undersigned, with several powers of substitution, to vote all shares of Common Stock which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on March 31, 2010, and at any and all adjournments thereof, in accordance with the ballot on the reverse side, and in accordance with their best judgment in connection with such other business as may properly come before the Annual Meeting:

IN THE ABSENCE OF SPECIFIC INSTRUCTIONS APPEARING ON THE PROXY, PROXIES WILL BE VOTED FOR THE ELECTION OF DIRECTORS, FOR THE RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, AS SET FORTH HEREIN, AND IN THE BEST DISCRETION OF THE PROXIES ON ANY OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE ANNUAL MEETING, INCLUDING ANY ADJOURNMENT.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR ALL NOMINEES AND FOR ITEM 2.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)